Exhibit 99.1

Assured Guaranty Municipal Corp and Subsidiaries
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
December 31, 2010

ASSURED GUARANTY MUNICIPAL CORP.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Assured Guaranty Municipal Corp.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholder's equity, and of cash flows present fairly, in all material respects, the financial position of Assured Guaranty Municipal Corp. and its subsidiaries (the "Company") at December 31, 2010 and December 31, 2009 and the results of their operations and their cash flows for the year ended December 31, 2010 and for the six-month period from July 1, 2009 to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for variable interest entities effective January 1, 2010.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP New York, New York

April 22, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Assured Guaranty Municipal Corp.:

        In our opinion, the accompanying consolidated statements of operations, of comprehensive income, of shareholder's equity, and of cash flows of Assured Guaranty Municipal Corp. and its subsidiaries (the "Company") present fairly, in all material respects, the results of their operations and their cash flows for the six-month period from January 1, 2009 to June 30, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for financial guaranty insurance contracts effective January 1, 2009.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP New York, New York

April 22, 2011

Assured Guaranty Municipal Corp.

Consolidated Balance Sheets

(dollars in thousands except per share and share amounts)

	As of December 31,
	2010	2009
Assets
General investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $4,658,183 and $5,069,061)	$4,678,699	$5,183,608
Short-term investments, at fair value	588,706	542,039
Other invested assets	133,722	156,110

Total general investment portfolio	5,401,127	5,881,757
Note receivable from affiliate	300,000	300,000
Cash	43,650	23,616
Premiums receivable	729,151	787,425
Ceded unearned premium reserve	1,494,432	1,544,996
Reinsurance recoverable on unpaid losses	24,614	13,745
Salvage and subrogation recoverable	846,104	248,130
Credit derivative assets	181,826	226,958
Deferred tax asset, net	956,437	972,409
Financial guaranty variable interest entities' assets, at fair value	3,368,411	762,303
Other assets	107,506	137,173

Total assets	$13,453,258	$10,898,512

Liabilities and shareholder's equity
Unearned premium reserve	$5,321,252	$6,468,314
Loss and loss adjustment expense reserve	243,044	55,285
Reinsurance balances payable, net	410,161	266,848
Notes payable	127,021	149,051
Credit derivative liabilities	592,845	625,765
Current income taxes payable	183,649	245,317
Financial guaranty variable interest entities' liabilities with recourse, at fair value	2,403,510	762,652
Financial guaranty variable interest entities' liabilities without recourse, at fair value	1,518,422	—
Other liabilities	271,054	251,145

Total liabilities	11,070,958	8,824,377

Commitments and contingencies
Preferred stock (5,000.1 shares authorized; 0 shares issued and outstanding; par value of $1,000 per share)	—	—
Common stock (330 and 330 authorized; issued and outstanding; par value of $45,455 and $45,455)	15,000	15,000
Additional paid-in capital	1,191,785	1,241,785
Retained earnings	1,162,345	743,378
Accumulated other comprehensive income (loss), net of deferred tax (benefit) provision of $7,092 and $39,970	13,170	74,321

Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	2,382,300	2,074,484

Noncontrolling interest.	—	(349)

Total shareholder's equity	2,382,300	2,074,135

Total liabilities and shareholder's equity	$13,453,258	$10,898,512

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
Revenues
Net earned premiums	$907,835	$575,426	$242,210
Net investment income	196,000	91,990	122,569
Net realized investment gains (losses) from financial guaranty investment portfolio:
Other-than-temporary impairment losses	(42,234)	(752)	(3,214)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	(16,630)	—	—
Other net realized investment gains (losses)	13,610	2,081	(10,164)

Net realized investment gains (losses)	(11,994)	1,329	(13,378)
Net change in fair value of credit derivatives:
Realized gains and other settlements	61,792	63,468	59,963
Net unrealized gains (losses)	(10,705)	223,367	652,339

Net change in fair value of credit derivatives	51,087	286,835	712,302
Net interest income from financial products segment	—	—	21,718
Net realized gain (loss) from financial products segment	—	—	(120,939)
Net realized and unrealized gain (loss) on derivative instruments	—	—	(83,067)
Net unrealized gain (loss) on financial instruments at fair value	—	—	(190,305)
Fair value gain (loss) on committed capital securities	2,060	(75,865)	(18,585)
Net change in financial guaranty variable interest entities	(194,299)	(1,156)	—
Other income	58,495	35,248	66,376

Total revenues	1,009,184	913,807	738,901

Expenses
Loss and loss adjustment expenses	191,511	51,763	230,368
Amortization of deferred acquisition costs	(8,654)	(478)	16,817
Interest expense	6,700	4,390	5,319
Gain on bargain purchase	—	(232,554)	—
Foreign exchange (gains) losses from financial products segment	—	—	(2,781)
Interest expense from financial products segment	—	—	56,832
Other operating expenses	82,782	107,377	59,783

Total expenses	272,339	(69,502)	366,338

Income (loss) before income taxes	736,845	983,309	372,563
Provision (benefit) for income taxes:
Current	(24,003)	259,848	7,749
Deferred	175,240	(18,761)	262,137

Total provision (benefit) for income taxes	151,237	241,087	269,886

Net income (loss)	585,608	742,222	102,677
Less: Noncontrolling interest	—	(1,156)	(457,303)

Net income (loss) attributable to Assured Guaranty Municipal Corp.	$585,608	$743,378	$559,980

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.

Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009

Net income (loss)	$585,608	$742,222	$102,677
Unrealized holding gains (losses) arising during the period, net of tax provision (benefit) of $(36,828), $40,196 and $(9,008)	(68,487)	74,740	(22,912)
Less: reclassification adjustment for gains (losses) included in net income, net of tax provision (benefit) of $(3,950), $226 and $(69,992)	(7,336)	419	(129,985)

Change in net unrealized gains on investments	(61,151)	(74,321)	107,073
Change in cumulative translation adjustment	—	29	—

Other comprehensive income (loss)	(61,151)	74,350	107,073

Comprehensive income (loss)	524,457	816,572	209,750
Less: Comprehensive income attributable to noncontrolling interest	—	(1,127)	(463,487)

Comprehensive Income (loss) of Assured Guaranty Municipal Corp.	$524,457	$817,699	$673,237

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder's Equity
(dollars in thousands, except share data)

						Total Shareholder's Equity attributable to Assured Guaranty Municipal Corp.
	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Retained Earnings			Noncontrolling Interest	Total Shareholder's Equity
	Shares	Amount
Balance, December 31, 2008	330	$15,000	$1,410,202	$901,373	$(75,585)	$2,250,990	$1,111,240	$3,362,230
Cumulative effect of change in accounting principle, net of deferred income tax provision (benefit) of $(34,016) See Note 5	—	—	—	(63,172)	—	(63,172)	—	(63,172)

Balance at beginning of the year, adjusted	330	15,000	1,410,202	838,201	(75,585)	2,187,818	1,111,240	3,299,058
Net income (loss) for the six months	—	—	—	559,980	—	559,980	(457,303)	102,677
Other comprehensive income (loss)	—	—	—	—	113,257	113,257	(6,184)	107,073
Dividends declared on common stock	—	—	—	(10,000)	—	(10,000)	—	(10,000)
Other	—	—	—	—	—	—	82	82

Balance, June 30, 2009	330	$15,000	$1,410,202	$1,388,181	$37,672	$2,851,055	$647,835	$3,498,890

The accompanying notes are an integral part of these consolidated financial statements.

 Assured Guaranty Municipal Corp.

Consolidated Statements of Shareholder's Equity (Continued)

(dollars in thousands, except share data)

						Total Shareholder's Equity attributable to Assured Guaranty Municipal Corp.
	Common Stock				Accumulated Other Comprehensive Income
			Additional Paid-In Capital	Retained Earnings			Noncontrolling Interest	Total Shareholder's Equity
	Shares	Amount
Balance, June 30, 2009	330	$15,000	$1,410,202	$1,388,181	$37,672	$2,851,055	$647,835	$3,498,890
Acquisition accounting adjustments			(143,417)	(1,388,181)	(37,672)	(1,569,270)	(646,975)	(2,216,245)

Balance, July 1, 2009	330	15,000	1,266,785	—	—	1,281,785	860	1,282,645
Net income (loss) for the six months	—	—	—	743,378	—	743,378	(1,156)	742,222
Change in unrealized gains (losses) on:
Investments with no other-than-temporary impairment	—	—	—	—	74,740	74,740	29	74,769
Less: reclassification adjustment for gains (losses) included in net income (loss)	—	—	—	—	419	419	—	419
Return of capital	—	—	(25,000)	—	—	(25,000)	—	(25,000)
Other	—	—	—	—	—	—	(82)	(82)

Balance, December 31, 2009	330	15,000	1,241,785	743,378	74,321	2,074,484	(349)	2,074,135
Cumulative effect of accounting change-consolidation of variable interest entities effective January 1, 2010	—	—	—	(166,641)	—	(166,641)	349	(166,292)

Balance, January 1, 2010	330	15,000	1,241,785	576,737	74,321	1,907,843	—	1,907,843
Net income	—	—		585,608	—	585,608	—	585,608
Return of capital	—	—	(50,000)	—	—	(50,000)	—	(50,000)
Change in unrealized gains (losses) on:
Investments with no other-than-temporary impairment	—	—	—	—	(55,265)	(55,265)	—	(55,265)
Investments with other-than-temporary impairment	—	—	—	—	(13,222)	(13,222)	—	(13,222)
Less: reclassification adjustment for gains (losses) included in net income (loss)	—	—	—	—	(7,336)	(7,336)	—	(7,336)

Balance, December 31, 2010	330	$15,000	$1,191,785	$1,162,345	$13,170	$2,382,300	$—	$2,382,300

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
Operating activities
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$585,608	$743,378	$559,980
Net amortization of premium (discount) on fixed maturity securities	36,213	26,290	2,345
Provision (benefit) for deferred income taxes	175,240	(18,761)	262,137
Net realized investment (gains) losses	11,994	(1,329)	131,158
Net unrealized gains (losses) on credit derivatives	10,705	(223,367)	(652,339)
Fair value (gain) loss on committed capital securities	(2,060)	75,865	18,585
Change in net deferred acquisition costs net of ceding commission income	55,929	26,972	10,031
Change in premiums receivable	76,914	41,512	73,871
Change in deferred premium revenue net of ceded deferred premium revenue	(974,582)	(779,811)	(284,926)
Change in net loss and loss adjustment expense reserve and salvage and subrogation, net	(323,161)	(14,334)	(182,885)
Change in current income taxes	(98,352)	245,317	(11,007)
Noncontrolling interest	—	—	(457,303)
Bargain purchase gain	—	(232,554)	—
Changes in financial guaranty variable interest entities assets and liabilities, net	397,398	—	—
Change in fair value of financials products segment financial instruments	—	—	336,956
Change in fair value of assets acquired in refinancing transactions	—	—	(25,196)
Other	8,444	49,429	(92,791)

Net cash flow provided by (used in) operating activities	(39,710)	(61,393)	(311,384)

Investing activities
General investment portfolio:
Sales	514,227	385,704	440,730
Maturities	532,798	194,880	187,514
Purchases	(693,299)	(473,370)	(395,814)
Net sales (purchases) of short-term investments	(46,596)	222,300	71,453
Financial products segment investment portfolio:
Maturities	—	—	9,300
Net (increase) decrease in short-term	—	—	(9,149)
Other:
Paydowns and proceeds from sales of other invested assets	17,970	14,670	18,985
Net proceeds from paydowns on financial guaranty variable interest entities' assets	410,227	—	—
Purchase of note receivable from affiliate	—	(300,000)	—
Other investments	1,816	(5,320)	(1,043)

Net cash flow provided by (used in) investing activities	737,143	38,864	321,976

Financing activities
Dividends paid	—	—	(10,000)
Return of capital	(50,000)	(25,000)	—
Repayment of notes payable	(20,891)	(14,823)	(17,530)
Repayment of financial products segment debt	—	—	(98)
Paydown of financial guaranty variable interest entities liabilities	(605,641)	—	—
Capital issuance costs	—	—	(2,153)

Net cash provided by (used in) financing activities	(676,532)	(39,823)	(29,781)

Effect exchange rate changes	(867)	846	3,160

Net increase (decrease) in cash	20,034	(61,506)	(16,029)
Cash at beginning of period	23,616	85,122	101,151

Cash at end of period	$43,650	$23,616	$85,122

Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$46,039	$21,246	$18,756
Interest	$6,001	$3,398	$5,355

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

1. Business and Basis of Presentation

        Assured Guaranty Municipal Corp., formerly known as Financial Security Assurance Inc. ("AGM," or together with its consolidated entities, the "Company"), a New York domiciled insurance company, is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. ("AGL"). AGL is a Bermuda based holding company that provides, through its operating subsidiaries, credit enhancement products to the public finance, infrastructure and structured finance markets in the United States ("U.S.") as well as internationally. The Company is licensed to conduct financial guaranty insurance business in all fifty states of the U.S., the District of Columbia and Puerto Rico. The Company has applied its credit underwriting judgment, risk management skills and capital markets experience to develop insurance and credit derivative products that protect holders of debt instruments and other monetary obligations from defaults in scheduled payments, including scheduled principal and interest payments. The securities insured by the Company include taxable and tax-exempt obligations issued by U.S. state or municipal governmental authorities, utility districts or facilities; notes or bonds issued to finance international infrastructure projects; and asset-backed securities issued by special purpose entities. The Company enters into ceded reinsurance agreements to provide greater business diversification and reduce the net potential loss from large risks; however, ceded contracts do not relieve the Company of its obligations.

        Financial guaranty contracts accounted for as insurance provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company's obligation to make loss payments are similar to those for financial guaranty contracts accounted for as insurance and only occurs upon one or more defined credit events such as failure to pay or bankruptcy, in each case, as defined within the transaction documents, with respect to one or more third party referenced securities or loans. Financial guaranty contracts accounted for as credit derivatives are primarily comprised of credit default swaps ("CDS"). In general, the Company structures credit derivative transactions such that the circumstances giving rise to the Company's obligation to make loss payments are similar to those for financial guaranty contracts accounted for as insurance but are governed by International Swaps and Derivative Association, Inc. ("ISDA") documentation and operate differently from a financial guaranty contract accounted for as insurance.

        Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the issuers' taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers' or obligors' covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities. Structured finance obligations insured by the Company are generally backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value and issued by special purpose entities. While AGM has ceased insuring new originations of asset-backed financial guaranty business, a significant portfolio of such obligations remain outstanding and its wholly owned subsidiary Assured Guaranty (Europe) Ltd. ("AGE") provides financial guaranty insurance in both the international public finance and structured finance markets.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

1. Business and Basis of Presentation (Continued)

        On July 1, 2009 (the "Acquisition Date"), AGL, through a wholly owned subsidiary, Assured Guaranty US Holdings Inc. ("AGUS"), acquired Assured Guaranty Municipal Holdings Inc. (formerly known as Financial Security Assurance Holdings Ltd. ("Holdings"), and together with its subsidiaries, "AGMH") and most of its subsidiaries, including AGM, from Dexia Holdings Inc. ("Dexia Holdings") (the "AGMH Acquisition"). The AGMH Acquisition excluded the subsidiaries that made up AGMH's financial products segment (the "Financial Products Companies"). AGM is the principal operating subsidiary of Holdings. AGM's name was changed from Financial Security Assurance Inc. in November 2009.

        The financial products ("FP") segment activities were conducted through FSA Global Funding Limited ("FSA Global") and Premier International Funding Co. ("Premier"), two variable interest entities ("VIEs"), (collectively, the "FP VIEs"). Subsequent to the AGMH Acquisition, AGM was no longer the primary beneficiary or control party of the FP VIEs and therefore no longer consolidates the entities. FSA Global is a special purpose funding vehicle that was partially owned by a subsidiary of Holdings. FSA Global issued AGM-insured medium term notes and generally invested the proceeds from the sale of its notes in AGM-insured guaranteed investment contracts ("GICs") or other AGM-insured obligations with a view to realizing the yield difference between the notes issued and the obligations purchased with the note proceeds. Premier is principally engaged in leveraged lease transactions. The Company's management believed that even though prior to the AGMH Acquisition the assets were included in the Company's consolidated balance sheets, the assets held by FSA Global and Premier, including those that were eliminated in consolidation, were beyond the reach of the Company's creditors, even in bankruptcy or other receivership. Substantially all the assets of FSA Global are pledged to secure the repayment, on a pro rata basis, of FSA Global's notes and its other obligations.

        Within the financial guaranty segment, the Company insures, among other obligations, GICs issued by the Financial Products Companies retained by Dexia Holdings. In November 2008, the Financial Products Companies ceased issuing GICs. See Note 2.

        Prior to the AGMH Acquisition, AGMH was a direct subsidiary of Dexia Holdings, which, in turn, is owned 90% by Dexia Crédit Local S.A. ("DCL") and 10% by Dexia SA ("Dexia"). Dexia is a Belgian corporation primarily engaged in the business of public finance, banking and investment management in France, Belgium, Luxemburg and other European countries, as well as in the U.S. DCL is a wholly owned subsidiary of Dexia.

        Debt obligations guaranteed by AGM and AGE are generally awarded debt credit ratings that are the same rating as the financial strength rating of AGM or AGE that has guaranteed that obligation. Investors in products insured by the Company frequently rely on ratings published by nationally recognized statistical rating organizations ("NRSROs") because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, the Company manages its business with the goal of achieving high financial strength ratings, preferably the highest that NRSROs will assign. However, the models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings reflect only

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

1. Business and Basis of Presentation (Continued)

the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

Basis of Presentation

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and, in the opinion of management, reflect all adjustments which are of a normal recurring nature, necessary for a fair statement of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Acquisition accounting creates a new basis of accounting for all assets and liabilities based on fair value as determined by AGL, as the acquirer, effective the Acquisition Date. As a result, the Company's results of operations and cash flows subsequent to the acquisition are not comparable with those prior to the acquisition, and therefore have been segregated with a vertical "black-line" to indicate pre-acquisition and post-acquisition periods. The post-acquisition period, July 1, 2009 and forward, includes acquisition accounting.

        The consolidated financial statements include the accounts of AGM and its direct and indirect subsidiaries, (collectively, the "Subsidiaries"). The consolidated financial statements also include the accounts of certain VIEs. Intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform to the current year's presentation.

Significant Accounting Policies

        The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to nonfunctional currency transactions, including non-U.S. operations where functional currency is the U.S. dollar, are reported in the consolidated statement of operations.

        Cash is defined as cash on hand and demand deposits.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

1. Business and Basis of Presentation (Continued)

        The following table identifies the Company's most significant accounting policies and the note references where a detailed description of each policy can be found.

Significant Accounting Policies

Premium revenue recognition on financial guaranty contracts accounted for as insurance	Note 5
Loss and loss adjustment expense on financial guaranty contracts accounted for as insurance form	Note 5
Policy acquisition costs	Note 5
Fair value measurement	Note 6
Credit derivatives	Note 7
VIEs	Note 8
Investments	Note 9
Income taxes	Note 12
Employee benefit plans	Note 17

2. Business Changes and Accounting Developments

        Summarized below are the most significant events over the past two years that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company. In addition to global market and economic factors and business developments, changes in accounting standards may also affect the comparability of financial information between periods.

Market Conditions

        Volatility and disruption in the global financial markets over the past two years, including depressed home prices, increased foreclosures, lower equity market values, high unemployment, reduced business and consumer confidence and the risk of increased inflation, have precipitated an economic slowdown. While there have been signs of a recovery as seen by stabilizing unemployment and rising equity markets, management cannot assure that volatility and disruption will not return to these markets in the near term. The Company's business and its financial condition will continue to be subject to the risk of global financial and economic conditions that could materially and negatively affect the demand for its products, the amount of losses incurred on transactions it guarantees, and its financial strength ratings. These conditions may adversely affect the Company's future profitability, financial position, investment portfolio, cash flow, statutory capital and financial strength ratings.

        The economic crisis caused many state and local governments that issue some of the obligations the Company insures to experience significant budget deficits and revenue collection shortfalls that require them to significantly raise taxes and/or cut spending in order to satisfy their obligations. While the U.S. government has provided some financial support to state and local governments, significant budgetary pressures remain. If the issuers of the obligations in the Company's public finance portfolio do not have sufficient funds to cover their expenses and are unable or unwilling to raise taxes, decrease spending or receive federal assistance, the Company may experience increased levels of losses or impairments on its public finance obligations, which would materially and adversely affect its business,

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

2. Business Changes and Accounting Developments (Continued)

financial condition and results of operations. Additionally, future legislative, regulatory or judicial changes in the jurisdictions regulating the Company may adversely affect its ability to pursue its current mix of business, materially impacting its financial results.

NRSRO Rating Actions

        The NRSROs have downgraded the financial strength ratings of AGM and AGE over the course of the last several years from their previous AAA levels. There can be no assurance that NRSROs will not take further action on the Company's ratings. On January 24, 2011, Standard and Poor's Rating Services ("S&P") released a publication entitled "Request for Comment: Bond Insurance Criteria," in which it requested comments on proposed changes to its bond insurance ratings criteria. In the Request for Comment, S&P noted that it could lower its financial strength ratings on existing investment-grade bond insurers (which include AGM, AGE and certain of its affiliates) by one or more rating categories if the proposed bond insurance ratings criteria are adopted, unless those bond insurers raise additional capital or reduce risk. The effect of this change in criteria, if adopted, and of the potential downgrade of the Company's financial strength ratings on the Company's financial condition and prospects is uncertain at this time.

        The Company believes that these rating agency actions and proposals, including the uncertainty caused by the release of S&P's Request for Comment, have reduced the Company's new business opportunities and have also affected the value of the Company's product to issuers and investors. The Company's financial strength ratings are an important competitive factor in the financial guaranty insurance markets. If the financial strength or financial enhancement ratings of AGM or its insurance subsidiaries were reduced below current levels, the Company expects it would have further adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies and consequently, a downgrade could harm the Company's new business production, results of operations and financial condition.

AGMH Acquisition

        AGMH's former financial products business had been in the business of borrowing funds through the issuance of GICs and medium term notes and reinvesting the proceeds in investments that met AGMH's investment criteria. The financial products business also included portions of AGMH's leveraged lease business. In connection with the AGMH Acquisition, Dexia Holdings agreed to assume the risks in respect of the Financial Products Business and AGM agreed to retain the risks relating to the debt and strip policy portions of such business.

        The Company is indemnified against exposure to AGMH's former financial products business through guaranties issued by Dexia and certain of its affiliates. In addition, the Company is protected from exposure to AGMH's GIC business through guaranties issued by the French and Belgian governments. Furthermore, to support the payment obligations of the Financial Products Companies, Dexia and its affiliate DCL have entered into two separate ISDA Master Agreements, each with its associated schedule, confirmation and credit support annex (the "Guaranteed Put Contract" and the "Non-Guaranteed Put Contract" respectively, and collectively, the "Dexia Put Contracts"), pursuant to which Dexia and DCL jointly and severally guarantee the scheduled payments of principal and interest in relation to each asset of FSA Asset Management LLC, which is one of the Financial Products

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

2. Business Changes and Accounting Developments (Continued)

Companies, as well as any failure of Dexia to provide liquidity or liquid collateral under certain liquidity facilities.

Accounting Changes

        Over the past two years there has been significant GAAP rule making activity which has significantly affected the accounting policies and presentation of the Company's financial information. All of these pronouncements have a significant effect on the comparability of the periods presented herein. The most significant changes are listed below in order of occurrence:

  •
  The adoption of a new financial guaranty accounting model on January 1, 2009 affected premium revenue and loss recognition methods. The most significant change was that loss and loss adjusted expense ("LAE") is recognized only to the extent that it exceeds unearned premium reserve. See Note 5.

  •
  The adoption of new other-than-temporary impairment ("OTTI") guidance on April 1, 2009 requires the bifurcation of credit losses, which are recorded in income, and non credit losses, which are recorded in other comprehensive income ("OCI"). See Note 9.

  •
  The adoption of a new VIE consolidation standard on January 1, 2010 changed which VIEs were consolidated. See Note 8.

3. Business Combinations

Accounting Policy

        The AGMH Acquisition was accounted for under the acquisition method of accounting. In conjunction with acquisition accounting, the economic effect of the acquisition was "pushed down" to the Company and reflected in the Company's consolidated financial statements.

        A portion of the AGMH purchase price was allocated to the Company's assets and liabilities based on their estimated fair value at the Acquisition Date. In many cases, determining the fair value of the Company's assets and liabilities required significant judgment. The most significant of these determinations related to the valuation of the Company's financial guaranty direct and ceded contracts.

        The fair value of the deferred premium revenue (which is a component of unearned premium reserve, as described in Note 5) is the estimated premium that a similarly rated hypothetical financial guarantor would demand from the Company to assume each policy. The methodology for determining such value takes into account the rating of the insured obligation, expectation of loss and sector. Because the fair value of the deferred premium revenue exceeded the estimate of expected loss for each contract, no loss reserve was recorded at the Acquisition Date. See Note 5.

        The fair value of the Company's deferred premium revenue on its direct insurance contracts at July 1, 2009 was $7.3 billion, an amount approximately $1.7 billion greater than the Company's gross stand ready obligations as of June 30, 2009. The gross stand-ready obligation as of June 30, 2009 was comprised of $3.8 billion in deferred premium revenue and $1.8 billion of loss reserves. This indicates that the contractual premiums were less than the premiums a market participant of similar credit quality would demand to assume those contracts at the Acquisition Date. The fair value of the

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

3. Business Combinations (Continued)

Company's ceded contracts at July 1, 2009 was an asset of $1.7 billion and recorded in ceded unearned premium reserve. The fair value of the ceded contracts is in part derived from the fair value of the related insurance contracts with an adjustment for the credit quality of each reinsurer.

        Other acquisition accounting adjustments included the write off of deferred acquisition costs. In addition, certain financial guaranty VIEs in which the combined variable interest of the Company and other AGL subsidiaries was determined to be the primary beneficiary were required to be consolidated as of the Acquisition Date.

        The following table represents the allocation of the purchase price to the net assets of the Company. The bargain purchase gain results from the difference between the purchase price and the net assets fair value estimates.

July 1, 2009
(in millions)
Total purchase price allocated to the Company	$1,282.6

Identifiable assets acquired:
Investments	5,903.6
Cash	85.1
Premiums receivable	846.4
Ceded unearned premium reserve	1,727.7
Credit derivative assets	297.2
Deferred tax asset, net	993.6
Financial guaranty variable interest entities' assets	1,879.4
Other assets	376.7

Total assets	12,109.7

Liabilities assumed:
Unearned premium reserve	7,286.4
Reinsurance balances payable, net	249.6
Notes payable	164.4
Credit derivative liabilities	920.0
Financial guaranty variable interest entities' liabilities	1,878.6
Other liabilities	95.5

Total liabilities	10,594.5

Net assets resulting from acquisition	1,515.2

Bargain purchase gain allocated to the Company resulting from the AGMH Acquisition	$232.6

        The bargain purchase gain was recorded in the Company's consolidated statements of operations on the Acquisition Date. The bargain purchase resulted from the unprecedented credit crisis, which resulted in a significant decline in the Company's franchise value due to material insured losses, ratings downgrades and significant losses and government intervention at Dexia and the resulting motivation to sell AGMH, and the absence of potential purchasers of AGMH due to the financial crisis.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

4. Outstanding Exposure

        The Company's insurance policies and credit derivative contracts are written in different forms, but collectively are considered financial guaranty contracts. They typically guarantee the scheduled payments of principal and interest ("Debt Service") on public finance and structured finance obligations. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also utilizes reinsurance by ceding business to third-party and affiliated reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. Based on accounting standards in effect during each reporting period, some of these VIEs are consolidated as described in Note 8. The outstanding par and Debt Service amounts presented below include outstanding exposures on VIEs whether or not they are consolidated.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(in millions)
Public finance	$642,077	$654,291	$445,265	$480,436
Structured finance	99,739	120,071	88,575	103,360

Total	$741,816	$774,362	$533,840	$583,796

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

4. Outstanding Exposure (Continued)

Summary of Public and Structured Finance Insured Portfolio

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Sector	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(in millions)
Public finance:
U.S.:
General obligation	$156,086	$158,076	$43,873	$31,701	$112,213	$126,375
Tax backed	69,766	71,514	19,669	17,755	50,097	53,759
Municipal utilities	60,491	61,982	14,327	12,719	46,164	49,263
Transportation	30,772	30,562	10,107	10,134	20,665	20,428
Healthcare	18,238	19,204	8,181	8,171	10,057	11,033
Higher education	10,160	9,603	2,807	1,694	7,353	7,909
Housing	6,908	8,240	1,512	1,587	5,396	6,653
Infrastructure finance	2,312	2,452	1,115	1,251	1,197	1,201
Other public finance—U.S.	2,059	1,606	326	166	1,733	1,440

Total public finance—U.S.	356,792	363,239	101,917	85,178	254,875	278,061
Non-U.S.:
Infrastructure finance	16,718	16,293	5,185	5,182	11,533	11,111
Regulated utilities	15,012	14,949	7,790	8,104	7,222	6,845
Other public finance—non-U.S.	9,456	9,637	3,060	3,084	6,396	6,553

Total public finance—non-U.S.	41,186	40,879	16,035	16,370	25,151	24,509

Total public finance obligations	$397,978	$404,118	$117,952	$101,548	$280,026	$302,570

Structured finance:
U.S.:
Pooled corporate obligations	$43,816	$52,283	$3,543	$7,686	$40,273	$44,597
RMBS	13,990	16,309	1,671	1,966	12,319	14,343
Financial products(1)	6,831	10,251	—	—	6,831	10,251
Consumer receivables	2,335	4,245	354	605	1,981	3,640
Insurance securitization	476	476	108	107	368	369
Commercial receivables	94	100	4	4	90	96
Structured credit	177	181	97	100	80	81
Other structured finance—U.S.	1,920	2,136	1,311	1,374	609	762

Total structured finance—U.S.	69,639	85,981	7,088	11,842	62,551	74,139
Non-U.S.:
Pooled corporate obligations	15,634	17,367	2,551	3,096	13,083	14,271
RMBS	1,745	1,998	171	190	1,574	1,808
Structured credit	628	852	130	228	498	624
Commercial receivables	229	244	—	—	229	244
Insurance securitizations	56	56	18	18	38	38
Other structured finance— non-U.S.	470	328	61	32	409	296

Total structured finance— non-U.S.	18,762	20,845	2,931	3,564	15,831	17,281

Total structured finance obligations	$88,401	$106,826	$10,019	$15,406	$78,382	$91,420

Total	$486,379	$510,944	$127,971	$116,954	$358,408	$393,990

(1)
As discussed in Note 2, this represents the exposure to the Company's financial guaranties of GICs issued by AGMH's former financial products companies. This exposure is guaranteed by Dexia. The Company is also protected by guaranties issued by the French and Belgian governments.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

4. Outstanding Exposure (Continued)

Financial Guaranty Portfolio by Internal Rating

	As of December 31, 2010
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category(1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	0.0%	$—	0.0%	$13,019	20.8%	$5,031	31.8%	$18,050	5.0%
AAA	4,122	1.6	1,304	5.2	24,241	38.8	6,899	43.6	36,566	10.2
AA	106,360	41.7	1,187	4.7	12,729	20.3	1,320	8.3	121,596	33.9
A	121,903	47.8	7,847	31.2	1,523	2.4	904	5.7	132,177	36.9
BBB	21,362	8.4	13,783	54.8	1,074	1.7	1,599	10.1	37,818	10.6
Below investment grade ("BIG")	1,128	0.5	1,030	4.1	9,965	16.0	78	0.5	12,201	3.4

Total net par outstanding	$254,875	100.0%	$25,151	100.0%	$62,551	100.0%	$15,831	100.0%	$358,408	100.0%

	As of December 31, 2009
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category(1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$24	0.0%	$—	0.0%	$16,480	22.2%	$7,221	41.8%	$23,725	6.0%
AAA	5,111	1.8	1,301	5.3	19,651	26.5	5,208	30.1	31,271	7.9
AA	122,605	44.1	1,487	6.1	20,245	27.3	1,996	11.6	146,333	37.1
A	127,831	46.0	7,236	29.5	2,896	3.9	1,088	6.3	139,051	35.3
BBB	20,983	7.5	14,105	57.6	4,596	6.2	1,687	9.8	41,371	10.5
BIG	1,507	0.6	380	1.5	10,271	13.9	81	0.4	12,239	3.2

Total net par outstanding	$278,061	100.0%	$24,509	100.0%	$74,139	100.0%	$17,281	100.0%	$393,990	100.0%

(1)
Represents the Company's internal rating. The Company's ratings scale is similar to that used by the NRSROs; however, the ratings in the above table may not be the same as ratings assigned by any such rating agency. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company's triple-A-rated exposure on its internal rating scale has additional credit enhancement due to either (1) the existence of another security rated triple-A that is subordinated to the Company's exposure or (2) the Company's exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incur a loss, and such credit enhancement, in management's opinion, causes the Company's attachment point to be materially above the triple-A attachment point.

        Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities for structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

4. Outstanding Exposure (Continued)

Expected Amortization of
Net Par Outstanding of Financial Guaranty Insured Obligations

	December 31, 2010
Terms to Maturity	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$69,367	$61,945	$131,312
5 to 10 years	62,621	10,635	73,256
10 to 15 years	55,944	2,131	58,075
15 to 20 years	41,573	1,173	42,746
20 years and above	50,521	2,498	53,019

Total net par outstanding	$280,026	$78,382	$358,408

        In addition to amounts shown in the tables above, at December 31, 2010 AGM had outstanding commitments to provide guaranties of $355.7 million for structured finance and up to $1.2 billion for public finance of which $853.0 million can be used together with Assured Guaranty Corp. ("AGC"), an affiliate of the Company. The structured finance commitments consist of the unfunded component of and delayed draws on pooled corporate transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range from January 1, 2011 through February 1, 2019. Up to $865.3 million of public finance commitments will expire by December 31, 2011. All the commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be cancelled at the counterparty's request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

        The Company seeks to maintain a diversified portfolio of insured public finance obligations designed to spread its risk across a number of geographic areas. The following table sets forth those

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

4. Outstanding Exposure (Continued)

states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured public finance securities:

Geographic Distribution of Financial Guaranty Portfolio

	December 31, 2010
	Number of Risks	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding	Ceded Par Amount Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,173	$36,284	10.1%	$15,355
New York	836	21,242	5.9	9,962
Pennsylvania	884	20,099	5.6	5,974
Texas	890	17,548	4.9	5,856
Illinois	748	16,239	4.5	7,235
Florida	286	14,747	4.1	4,877
New Jersey	645	11,334	3.2	5,824
Michigan	616	11,297	3.2	3,400
Washington	311	8,455	2.4	4,269
Massachusetts	223	7,439	2.1	4,475
Other states	4,095	90,191	25.1	34,690

Total U.S. public finance	10,707	254,875	71.1	101,917
U.S. Structured finance (multiple states)	486	62,551	17.5	7,088

Total U.S.	11,193	317,426	88.6	109,005
Non-U.S.:
United Kingdom	76	12,209	3.4	8,908
Australia	25	5,581	1.6	2,283
Canada	9	4,072	1.1	865
France	10	1,714	0.5	1,673
Italy	10	1,666	0.5	1,088
Other	74	15,740	4.3	4,149

Total non-U.S.	204	40,982	11.4	18,966

Total	11,397	$358,408	100.0%	$127,971

Significant Risk Management Activities

        The Risk Oversight and Audit Committees of the Board of Directors of AGL oversee the Company's risk management policies and procedures. With input from the board committees, specific risk policies and limits are set by the Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

4. Outstanding Exposure (Continued)

        Risk Management and Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and Surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality. Risk Management and Surveillance personnel are also responsible for managing work-out and loss situations when necessary.

        Work-out personnel are responsible for managing work-out and loss mitigation situations. They develop strategies designed to enhance the ability of the Company to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) the Company's litigation proceedings.

        Since the onset of the financial crisis, the Company has shifted personnel to loss mitigation and work-out activities and hired new personnel to augment its efforts. Although the Company's loss mitigation efforts may extend to any transaction it has identified as having loss potential, much of the recent activity has been focused on RMBS.

        Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide representations and warranties ("R&W"), that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these requirements. The Company uses internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W. If a provider of R&W refuses to honor its repurchase obligations, the Company may chose to initiate litigation. See "Recovery Litigation" in Note 5 below.

        The quality of servicing of the mortgage loans underlying an RMBS transaction influences collateral performance and ultimately the amount (if any) of the Company's insured losses. The Company has established a group to mitigate RMBS losses by influencing mortgage servicing, including, if possible, causing the transfer of servicing or establishing special servicing.

        In the fall of 2010, several large RMBS servicers suspended foreclosures because of allegations of a widespread failure to comply with foreclosure procedures and faulty loan documentation. These issues are being investigated by various state attorney general offices throughout the U.S. The suspension of foreclosures and subsequent investigation will lead to additional servicing costs and expenses, including without limitation, increased advances by the servicers for principal and interest, taxes, insurance and legal costs. The Company is increasing its monitoring efforts to ensure that the servicers comply with their obligations under servicing contracts, including bearing the losses and expenses incurred as a result of this issue. These same foreclosure issues are expected to impact the timing of losses to RMBS transactions that the Company has insured, which may impact the speed at which various classes of RMBS securities amortize, and so could impact the size of losses ultimately paid by the Company. The Company expects these issues to take some time to resolve.

        The Company may also employ other strategies as appropriate to avoid or mitigate losses in U.S. RMBS or other areas. For example, the Company may pursue litigation or enter into other arrangements to alleviate all or a portion of certain risks.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

4. Outstanding Exposure (Continued)

Surveillance Categories

        The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company's internal credit ratings are based on the Company's assessment of the likelihood of default. The Company's internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies.

        The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in cycles based on the Company's view of the credit's quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter.

        Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 5 "Loss estimation process"). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a lifetime loss is expected and whether a claim has been paid. The Company expects "lifetime losses" on a transaction when the Company believes there is more than a 50% chance that, on a present value basis, it will pay more claims over the life of that transaction than it will ultimately have been reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk free rate is used for recording of reserves for financial statement purposes.) A "liquidity claim" is a claim that the Company expects to be reimbursed within one year.

        Intense monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly:

  •
  BIG Category 1: Below investment grade transactions showing sufficient deterioration to make lifetime losses possible, but for which none are currently expected. Transactions on which claims have been paid but are expected to be fully reimbursed (other than investment grade transactions on which only liquidity claims have been paid) are in this category.

  •
  BIG Category 2: Below investment grade transactions for which lifetime losses are expected but for which no claims (other than liquidity claims) have yet been paid.

  •
  BIG Category 3: Below investment grade transactions for which lifetime losses are expected and on which claims (other than liquidity claims) have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains.

        In 2010 the Company revised the definitions of the three BIG surveillance categories to more closely track the Company's view of whether a transaction is expected to experience a loss, without regard to whether the probability weighted expected loss exceeded the unearned premium reserve. See Note 5 for further explanation of accounting policy. The revisions do not impact whether a transaction would be considered BIG or whether reserves are established for a transaction or the amount of any such reserves, but only the distribution within the BIG surveillance categories. While the revisions

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

4. Outstanding Exposure (Continued)

resulted in a number of transactions moving between BIG categories, the revisions had a relatively small impact on the totals in each category.

Financial Guaranty Exposure
(Insurance and Credit Derivative Form)

	December 31, 2010
	BIG Net Par Outstanding
	BIG 1	BIG 2	BIG 3	Total BIG	Net Par Outstanding	BIG Par as a % of Net Par Outstanding
	(in millions)
First lien RMBS:
Prime first lien	$—	$—	$—	$—	$102	—%
Alt-A first lien	53	663	569	1,285	1,404	0.4
Alt-A options ARM	6	1,303	628	1,937	2,023	0.5
Subprime (including net interest margin securities)	663	1,575	47	2,285	4,041	0.6
Second lien U.S. RMBS:
Closed end second lien	62	398	417	877	1,077	0.2
Home equity lines of credit ("HELOCs")	346	—	2,681	3,027	3,672	0.9

Total U.S. RMBS	1,130	3,939	4,342	9,411	12,319	2.6
Other structured finance	316	17	299	632	66,063	0.2
Public finance	1,963	11	184	2,158	280,026	0.6

Total	$3,409	$3,967	$4,825	$12,201	$358,408	3.4%

	December 31, 2009
	BIG Net Par Outstanding
	BIG 1	BIG 2	BIG 3	Total BIG	Net Par Outstanding	BIG Par as a % of Net Par Outstanding
	(in millions)
First lien RMBS:
Prime first lien	$—	$—	$—	$—	$115	—%
Alt-A first lien	147	1,176	59	1,382	1,575	0.4
Alt-A options ARM	586	1,722	—	2,308	2,463	0.6
Subprime (including net interest margin securities)	916	920	52	1,888	4,372	0.5
Second lien RMBS:
Closed end second lien	—	565	395	960	1,210	0.2
HELOC	—	—	3,273	3,273	4,608	0.8

Total U.S. RMBS	1,649	4,383	3,779	9,811	14,343	2.5
Other structured finance	127	221	193	541	77,077	0.2
Public finance	1,372	329	186	1,887	302,570	0.5

Total	$3,148	$4,933	$4,158	$12,239	$393,990	3.2%

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

4. Outstanding Exposure (Continued)

Net Par Outstanding for Below Investment Grade Credits

	As of December 31, 2010
Description	Net Par Outstanding Financial Guaranty Insurance	% of Total Net Par Outstanding	Net Par Outstanding Credit Derivatives	% of Total Net Par Outstanding	Net Par Outstanding Total	% of Total Net Par Outstanding	Number of Credits in Category
	(dollars in millions)
BIG:
Category 1	$3,122	0.9%	$287	0.1%	$3,409	1.0%	51
Category 2	3,910	1.1	57	0.0	3,967	1.1	46
Category 3	4,452	1.2	373	0.1	4,825	1.3	46

Total BIG	$11,484	3.2%	$717	0.2%	$12,201	3.4%	143

	As of December 31, 2009
Description	Net Par Outstanding Financial Guaranty Insurance	% of Total Net Par Outstanding	Net Par Outstanding Credit Derivatives	% of Total Net Par Outstanding	Net Par Outstanding Total	% of Total Net Par Outstanding	Number of Credits in Category
	(dollars in millions)
BIG:
Category 1	$2,898	0.7%	$250	0.1%	$3,148	0.8%	59
Category 2	4,663	1.2	270	0.1	4,933	1.3	54
Category 3	3,958	1.0	200	0.1	4,158	1.1	28

Total BIG	$11,519	2.9%	$720	0.3%	$12,239	3.2%	141

5. Financial Guaranty Contracts Accounted for as Insurance

Accounting Policies

Premium Revenue Recognition

        Premiums are received either upfront at inception or in installments over the life of the contract. Accounting policies for financial guaranty contracts accounted for as insurance are consistent whether the contract was written on a direct basis, ceded to another insurer under a reinsurance treaty or recorded at fair value due to push-down accounting following a business combination. The Financial Accounting Standards Board ("FASB") issued an authoritative standard, effective January 1, 2009, that changed premium revenue recognition and loss recognition for contracts accounted for as financial guaranty insurance. Contracts accounted for as credit derivatives are excluded from this standard.

        "Unearned premium reserve" or "unearned premium revenue" represents "deferred premium revenue" net of paid claims that have not yet been expensed, or "contra-paid". See loss and LAE reserve accounting policy below for a description of "contra-paid".

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The amount of deferred premium revenue at contract inception is determined as follows:

  •
  the amount of cash received for upfront premium financial guaranty insurance contracts originally underwritten by the Company,

  •
  the present value of either (1) contractual premiums due or (2) premiums expected to be collected over the life of the contract for installment premium financial guaranty insurance contracts originally underwritten by the Company. The contractual term is used unless the obligations underlying the financial guaranty contract represent homogeneous pools of assets for which prepayments are contractually prepayable, the amount of prepayments are probable, and the timing and amount of prepayments can be reasonably estimated. The Company adjusts prepayment assumptions when those assumptions change and recognizes a prospective change in premium revenues as a result. When the Company adjusts prepayment assumptions, an adjustment is recorded to the deferred premium revenue, and a corresponding adjustment to the premium receivable, and

  •
  the fair value at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract and not the actual cash flows under the insurance contract for contracts acquired in a business combination.

        The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease in the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When the issuer of an insured financial obligation retires the insured financial obligation before its maturity, the financial guaranty insurance contract on the retired financial obligation is extinguished. The Company immediately recognizes any nonrefundable deferred premium revenue related to that contract as earned premium.

        Deferred premium revenue ceded to reinsurers is recorded as an asset in "ceded unearned premium reserve". The corresponding income statement recognition is included with the direct business in "net earned premiums".

Loss and Loss Adjustment Expense Reserve

        Under financial guaranty insurance accounting, unearned premium reserve and loss and LAE reserve represent the Company's combined stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. Loss and LAE reserve is only recorded when and to the extent expected losses to be paid plus contra-paid exceed deferred premium revenue on a contract by contract basis.

        "Expected loss to be paid" represents discounted expected future cash outflows for claim payments, net of expected salvage and subrogation to be recovered. See "—Salvage and Subrogation" below.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        When a claim payment is made on a contract it first reduces any recorded "loss and LAE reserve". To the extent a "loss and LAE reserve" is not recorded on a contract, which occurs when "total losses" (contra-paid plus expected loss to be paid) are less than deferred premium revenue, claim payments are recorded as "contra-paid," which reduce the unearned premium reserve. The contra-paid is recognized in the line item "loss and LAE" in the consolidated statement of operations when and for the amount that total losses exceed remaining deferred premium revenue on the contract.

        The contra-paid is recognized in the line item "loss and LAE expense" in the consolidated statement of operations when total losses exceeds remaining deferred premium revenue on the contract.

        The "expected loss to be paid" is equal to the present value of expected future net cash outflows to be paid under the contract discounted using the current risk-free rate. That current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and reports the effect of such changes in loss development. Expected net cash outflows (cash outflows expected to be paid, net of potential recoveries, excluding reinsurance) are probability weighted cash flows. The Company estimates the expected net cash outflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

        LAE consists of the estimated cost of settling claims, including legal and other fees and expenses associated with administering the claims process.

Salvage and Subrogation Recoverable

        When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated recoveries from disputed claim payments on contractual grounds, it reduces the "expected loss to be paid" on the contract. Such reduction in expected loss to be paid can result in one of the following:

  •
  a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

  •
  no entry recorded, if "total loss" is not in excess of deferred premium revenue, or

  •
  the recording of a salvage asset with a benefit to the income statement if the expected loss is in a net cash inflow position at the reporting date.

        The Company recognizes the expected recovery of claim payments made prior to the AGMH Acquisition consistent with its policy for recognizing recoveries on all financial guaranty insurance contracts. To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, including the examination of additional loan files and our experience in recovering loans put back to the originator, the Company would recognize a benefit or expense consistent with the manner it records changes in the expected recovery of all other claim payments.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Policy Acquisition Costs

        Costs that vary with and are directly related to the production of new financial guaranty contracts accounted for as insurance are deferred and amortized in relation to earned premiums. These costs include direct and indirect expenses such as ceding commissions, and the cost of underwriting and marketing personnel. Management uses its judgment in determining the type and amount of cost to be deferred. The Company conducts an annual study to review and update costs that qualify for deferral and deferral rates. Ceding commission income on business ceded to reinsurers reduce policy acquisition costs and are deferred. Expected losses and LAE and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of deferred acquisition costs. When an insured issue is retired early, the remaining related DAC is expensed at that time. Beginning January 1, 2009, ceding commission income associated with future installment premiums on ceded business are calculated at their contractually defined rates and recorded in deferred acquisition costs on the consolidated balance sheets with a corresponding offset to reinsurance balances payable, net.

        In October 2010, the FASB adopted Accounting Standards Update ("Update") No. 2010-26. This amendment in the Update specifies that certain costs incurred in the successful acquisition of new and renewal insurance contracts should be capitalized. These costs include incremental direct costs of contract acquisition that result directly from and are essential to the contract transaction and would not have been incurred by the insurance entity had the contract transaction not occurred. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs should be charged to expense as incurred. The amendment in the Update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. Retrospective application to all prior periods presented upon the date of adoption is permitted, but not required. The Company is currently considering whether to adopt retrospectively and is evaluating the impact the amendment in the Update will have on its consolidated financial statements in 2012.

Adoption of Financial Guaranty Accounting Standard

        Effective January 1, 2009, the Company adopted new financial guaranty industry-specific accounting guidance which changed the Company's premium revenue recognition and loss reserving methodology. The change in the premium revenue recognition model also changed the amount of deferred acquisition costs previously amortized, as such amortization is recognized in proportion to premium earnings. The cumulative effect of this adoption was a $63.2 million after-tax decrease to the opening retained earnings balance. The retained earnings adjustment was comprised of a $31.0 million after-tax increase relating to net loss reserves and a $32.2 million after-tax adjustment for inception-to-date premium earnings, net of the amortization of deferred acquisition costs. As a result, premium earnings and loss and LAE are not comparable between 2009 and prior years.

Application of Financial Guaranty Insurance Accounting to the AGMH Acquisition

        Acquisition accounting requires that the fair value of each of the financial guaranty contracts in the Company's insured portfolio be recorded on the Company's consolidated balance sheet. The fair value of the Company's direct contracts was recorded on the line items "premium receivable" and "unearned premium reserve" and the fair value of its ceded contracts was recorded within "reinsurance

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

balances payable, net" and "ceded unearned premium reserves" on the consolidated balance sheet. Management recorded the Company's financial guaranty insurance and reinsurance contracts as follows:

Recorded Fair Value of Financial Guaranty Contracts

	Carrying Value As of June 30, 2009(1)	Acquisition Accounting Adjustment(2)	Carrying Value As of July 1, 2009
	(in millions)
Premiums receivable	$846.4	$—	$846.4
Ceded unearned premium reserve	1,299.2	428.4	1,727.6
Reinsurance recoverable on unpaid losses	279.9	(279.9)	—
Reinsurance balances payable, net	(249.6)	—	(249.6)
Unearned premium reserve	(3,778.7)	(3,507.7)	(7,286.4)
Loss and loss adjustment expense reserves	(1,834.7)	1,834.7	—
Deferred acquisition costs	289.3	(289.3)	—

(1)
Represents the amounts recorded in the Company's consolidated financial statements for financial guaranty insurance and reinsurance contracts prior to the AGMH Acquisition.

(2)
Represents the adjustments required to record the balances at fair value. The fair value adjustment to unearned premium reserve takes into account ratings, estimated economic losses and pricing at the Acquisition Date.

Financial Guaranty Insurance Premiums and Losses

        The following tables present net earned premium, premium receivable activity, expected collections of future premiums and expected future earnings on the existing book of business. Actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues and change in assumptions. The amount and timing of actual premium earnings and loss expense may differ from the estimates shown below due to factors such as refundings, accelerations, future commutations, and updates to loss estimates.

Net Earned Premiums

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)
Scheduled net earned premiums	$820.0	$521.3	$129.0
Acceleration of premium earnings(1)	67.1	48.0	97.9
Accretion of discount on net premiums receivable	20.7	6.1	15.3

Total net earned premiums(2)	$907.8	$575.4	$242.2

(1)
Reflects the unscheduled refundings of underlying insured obligations.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

(2)
Excludes $46.2 million in 2010 related to consolidated VIEs.

Gross Premium Receivable Roll Forward

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)
Gross premium receivable:
Balance beginning of period	$787.4	$846.4	$29.6
Change in accounting(1)	(9.8)	—	827.1

Balance beginning of the period, adjusted	777.6	846.4	856.7
Premium written	290.1	—	—
Premium payments received	(373.0)	(87.1)	(98.8)
Adjustments:
Changes in expected term of contracts	22.7	12.1	20.4
Accretion of discount	28.5	8.8	21.9
Foreign exchange translation	(11.9)	7.2	46.2
Other	(4.8)	—	—

Balance, end of period	$729.2	$787.4	$846.4

(1)
Change in accounting represents elimination of premiums receivable related to consolidated financial guaranty VIEs. See Note 8.

        Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than U.S. dollar. Approximately 63% and 61% premiums receivable at December 31, 2010 and 2009, respectively, are denominated in currencies other than U.S. dollar, primarily in euro and British Pound Sterling.

        For premiums received in installments, premium receivable is the present value of premiums due or expected to be collected over the life of the contract. Installment premiums typically relate to structured finance deals, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the deal. Premium receipts are typically made from insured deal cash flows that are senior to payments made to the deal noteholders. When there are significant changes to expected premium collections, an adjustment is recorded to premium receivable, with a corresponding adjustment to deferred premium revenue.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Expected Collections of Premiums Receivable (1)

December 31, 2010
(in millions)
2011 (January 1 - March 31)	$31.4
2011 (April 1 - June 30)	28.3
2011 (July 1 - September 30)	19.8
2011 (October 1 - December 31)	44.0
2012	67.9
2013	61.2
2014	56.8
2015	53.9
2016 - 2020	221.2
2021 - 2025	155.8
2026 - 2030	110.8
After 2030	144.1

Total expected collections	$995.2

(1)
Represent undiscounted amounts expected to be collected and is gross of reinsurance.

Components of
Net Unearned Premium Reserve

	As of December 31, 2010			As of December 31, 2009
	Gross Unearned Premium Reserve	Ceded Unearned Premium Reserve	Net Unearned Premium Reserve	Gross Unearned Premium Reserve	Ceded Unearned Premium Reserve	Net Unearned Premium Reserve
	(in millions)
Deferred premium revenue	$5,467.4	$1,526.4	$3,941.0	$6,617.5	$1,564.8	$5,052.7
Contra-paid	(146.1)	(32.0)	(114.1)	(149.2)	(19.9)	(129.3)

Total	$5,321.3	$1,494.4	$3,826.9	$6,468.3	$1,544.9	$4,923.4

        Net deferred premium revenue in the table above will be recognized as net earned premiums in the consolidated statement of operations. Amounts expected to be recognized in net earned premiums differ significantly from expected cash collections due primarily to amounts in deferred premium revenue representing cash already collected on policies paid upfront and fair value adjustments recorded in connection with the AGMH Acquisition.

        The following table provides a schedule of expected timing of income statement recognition of financial guaranty insurance net deferred premium revenue and present value of expected losses, pre-tax. This table excludes amounts related to consolidated VIEs.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Expected Timing of Financial Guaranty Insurance
Premium and Loss Recognition

	As of December 31, 2010
	Scheduled Net Earned Premium	Net Expected Loss to be Expensed(1)	Net
	(in millions)
2011 (January 1 - March 31)	$151.0	$48.7	$102.3
2011 (April 1 - June 30)	136.5	39.5	97.0
2011 (July 1 - September 30)	124.8	31.3	93.5
2011 (October 1 - December 31)	115.9	26.0	89.9
2012	398.1	74.3	323.8
2013	334.7	68.5	266.2
2014	294.5	59.0	235.5
2015	257.7	51.8	205.9
2016 - 2020	923.4	172.9	750.5
2021 - 2025	539.7	89.3	450.4
2026 - 2030	316.5	50.7	265.8
After 2030	348.2	48.0	300.2

Total present value basis(2)(3)	3,941.0	760.0	3,181.0
Discount	170.9	383.8	(212.9)

Total future value	$4,111.9	$1,143.8	$2,968.1

(1)
These amounts reflect the Company's estimate as of December 31, 2010 of expected losses to be expensed and are not included in loss and LAE reserve because loss and LAE reserves are only recorded to for the amount that total loss exceeds deferred premium revenue determined on a contract-by-contract basis.

(2)
Balances represent discounted amounts.

(3)
The effect of consolidating VIEs resulted in a reduction of $306.9 million in future scheduled net earned premium and $211.1 million in net expected loss and LAE.

Selected Information for Policies Paid in Installments

	As of December 31,
	2010	2009
	(dollars in millions)
Premiums receivable	$729.2	$787.4
Gross deferred premium revenue	2,466.4	3,551.6
Weighted-average risk-free rate used to discount premiums	3.5%	3.5%
Weighted-average period of premiums receivable (in years)	10.3	10.4

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Rollforward of Deferred Acquisition Costs
Net of Ceding Commission Income
Asset (Liability)

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)
Balance, beginning of period(1)	$(27.0)	$289.3	$299.3
Change in accounting(2)	—	—	6.8
Acquisition accounting adjustment	—	(289.3)	—

Balance, July 1, 2009	(27.0)	—	306.1
Amount deferred during the period:
Ceded commissions	(86.0)	(27.5)	—
Premium taxes	7.2	—	—
Compensation and other acquisition costs	14.2	—	—

Total	(64.6)	(27.5)	—
Amount earned (expensed) during the period	8.7	0.5	(16.8)

Balance, end of period(1)	$(82.9)	$(27.0)	$289.3

(1)
Liability balances are included in other liabilities on the consolidated balance sheets.

(2)
Change in accounting represents the effect of adoption of financial guaranty accounting guidance on January 1, 2009.

Loss Estimation Process

        Loss reserve committees estimate expected losses for financial guaranty exposures. Surveillance personnel present analysis related to potential losses to the loss reserve committees for consideration in estimating the expected loss. Such analysis includes the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company's view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit ratings assessments and sector-driven loss severity assumptions or judgmental assessment. The loss reserve committees review and refresh expected loss estimates each quarter. The estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance due to changing economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The following table presents a rollforward of the present value of net expected loss and LAE to be paid by sector. Expected loss to be paid is the Company's estimate of the present value of future claim payments, net of reinsurance and net of salvage and subrogation which includes the benefit of estimated present value recoveries on reps and warranties.

Financial Guaranty Insurance
Present Value of Net Expected Loss and LAE to be paid
Roll Forward by Sector(1)

	Expected Loss to be Paid as of December 31, 2009	Development and Accretion of Discount	Less: Paid Losses	Expected Loss to be Paid as of December 31, 2010
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$175.9	$29.4	$60.3	$145.0
Alt-A option ARM	517.2	121.0	178.3	459.9
Subprime	55.3	102.4	1.7	156.0

Total first lien	748.4	252.8	240.3	760.9
Second lien:
Closed end second lien	175.8	(82.3)	32.0	61.5
HELOCs	(81.6)	(125.2)	414.2	(621.0)

Total second lien	94.2	(207.5)	446.2	(559.5)

Total U.S. RMBS	842.6	45.3	686.5	201.4
Other structured finance	9.8	4.5	3.8	10.5
Public finance	49.7	(17.2)	24.3	8.2

Total	$902.1	$32.6	$714.6	$220.1

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

	Expected Loss of AGMH at July 1, 2009	Development and Accretion of Discount	Less: Paid Losses	Expected Loss to be Paid as of December 31, 2009
	(in millions)
First lien:
Alt-A first lien	$223.1	$(47.2)	$—	$175.9
Alt-A option ARM	477.6	40.2	0.6	517.2
Subprime	72.4	(16.1)	1.0	55.3

Total first lien	773.1	(23.1)	1.6	748.4
Second lien:
Closed end second lien	227.4	(13.5)	38.1	175.8
HELOC	347.3	(131.1)	297.8	(81.6)

Total second lien	574.7	(144.6)	335.9	94.2

Total US RMBS	1,347.8	(167.7)	337.5	842.6
Other structured finance	9.9	(0.1)	—	9.8
Public finance	81.2	(29.2)	2.3	49.7

Total	$1,438.9	$(197.0)	$339.8	$902.1

(1)
Amounts include all expected payments whether or not the insured transaction VIE is consolidated.

(2)
Change in accounting for financial guaranty contracts related to the adoption of a new financial guaranty insurance accounting standard effective January 1, 2009.

        The Company's expected LAE reserve for mitigating claim liabilities was $3.4 million and $5.6 million as of December 31, 2010 and 2009, respectively. The Company used weighted-average risk free rates ranging from 0% to 5.34% and 0.07% to 5.21% to discount expected losses as of December 31, 2010 and 2009, respectively.

        The table below provides a reconciliation of the Company's expected loss to be paid to expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid because the payments have been made but have not yet been expensed, (2) for transactions with a net expected recovery, the addition of claim payments that have been made (and therefore are not included in the expected to be paid) that are expected to be recovered in the future (and therefore have also reduced the expected to be paid), and (3) loss reserves as they have already been established and therefore expensed but not yet paid.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Reconciliation of Expected Loss to be Paid and Net Expected Loss to be Expensed

As of December 31, 2010
(in millions)
Net expected loss to be paid	$220.1
Less: net expected loss to be paid for financial guaranty VIEs	(39.3)

Total	180.8
Contra-paid, net	114.1
Salvage and subrogation recoverable, net(1)	683.5
Loss and LAE reserve, net	(218.4)

Net expected loss to be expensed(2)	$760.0

(1)
Represents gross salvage and subrogation amounts of $846.1 million net of ceded amounts of $162.6 million which is recorded in reinsurance balances payable.

(2)
Excludes $211.1 million as of December 31, 2010 related to consolidated financial guaranty VIEs.

The Company's Approach to Projecting Losses in U.S. RMBS

        The Company projects losses in U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projection of any projected claim payments or reimbursements is then discounted to a present value using a risk free rate. For transactions where the Company projects it will receive recoveries from providers of R&W, the projected amount of recoveries is included in the projected cash flows from the collateral. The Company runs and probability-weights several sets of assumptions (scenarios) regarding potential mortgage collateral performance.

        The further behind a mortgage borrower falls in payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the "liquidation rate". Liquidation rates may be derived from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

        Mortgage borrowers that are a single payment or less behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how much of the currently performing loans will default and when by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates, then projecting how the conditional default

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the liquidation of currently delinquent loans represent defaults of currently performing loans. A conditional default rate is the outstanding principal amount of loans defaulting in a given month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal repayments, and defaults.

        In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections "U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien" and "U.S. First Lien RMBS Loss Projections: Alt-A, Option ARM, Subprime and Prime".

        The Company is in the process of enforcing, on behalf of RMBS issuers, claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit to the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the Company already has access or believes it will attain access to the underlying mortgage loan files. In second liens this credit is based on a factor of actual repurchase rates achieved, while in first liens this credit is estimated by reducing collateral losses projected by the Company to reflect a factor of the recoveries the Company believes it will achieve based on breaches identified to date. The first lien approach is different than the second lien approach because of the Company's first lien transactions have multiple tranches and a more complicated method is required to correctly allocate credit to each tranche. In each case, the credit is a function of the projected lifetime collateral losses in the collateral pool, so an increase in projected collateral losses increases the representation and warranty credit calculated by the Company for the RMBS issuer. Further detail regarding how the Company calculates these credits may be found under "Breaches of Representations and Warranties" below.

        The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) recoveries for breaches of R&W as described above. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction's collateral pool to project the Company's future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted to a present value using a risk free rate. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

Year-End 2010 U.S. RMBS Loss Projections

        The Company's RMBS projection methodology assumes that the housing and mortgage markets will eventually recover. So, to the extent it retains the shape of the curves and probability weightings

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

used in the previous quarter, the Company essentially assumes the recovery in the housing and mortgage markets will be delayed by another three months.

        The scenarios used to project RMBS collateral losses in first quarter of 2010, with the exception of an increase to the subprime loss severity, were the same as those employed at year-end 2009. In the second quarter 2010 the Company changed how scenarios were run as compared to the first quarter 2010 to reflect the Company's view that it was observing the beginning of an improvement in the housing and mortgage markets. In the third and fourth quarters 2010 early stage delinquencies did not trend down as much as the Company had anticipated in the second quarter, so the Company adjusted its curves to reflect the observed early stage delinquencies. Additionally, in the fourth quarter 2010, due to the Company's concerns about the timing and strength of any recovery in the mortgage and housing markets, the probability weightings were adjusted to reflect a somewhat more pessimistic view. Also in the fourth quarter 2010 the Company increased its initial subprime loss severity assumption to reflect recent experience. Taken together, the changes in the assumptions between year-end 2009 and 2010 had the effect of (a) reflecting a slower recovery in the housing market than had been assumed at the beginning of the year and (b) increasing the assumed initial loss severities for subprime transactions from 70% to 80%.

        The methodology the Company used to project RMBS losses prior to the AGMH Acquisition was somewhat different that used subsequent to the Acquisition. For the third quarter 2009 the Company adopted a methodology to project RMBS losses that was based on a combination of the approaches used by the Company prior to and subsequent to the AGMH Acquisition, and so the methodology used prior to the third quarter 2009 was somewhat different than that described here. However, the Company's second lien methodology utilized many of the same assumptions as those used at year-end 2009 and year-end 2010.

        The Company also used generally the same methodology to project the credit received by the RMBS issuers for recoveries on R&W at year-end 2010 as it used at year-end 2009. Other than the impact of the increase in projected collateral defaults on the calculation of the credit, the primary difference relates to the population of transactions the Company included in its R&W credits. The Company added credits for four second lien transactions: two transactions where a capital infusion of the provider of the R&W made that company financially viable in the Company's opinion and another two transactions where the Company obtained loan files that it had not previously concluded were accessible. The Company added credits for four first lien and two second lien transactions where it has obtained loan files that it had not previously concluded were accessible. The Company also refined some of the assumptions in the calculation of the amount of the credit to reflect actual experience.

        Prior to the AGMH Acquisition the Company used a similar approach to calculate a credit for recoveries on R&W.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed End Second Lien

        The Company insures two types of second lien RMBS: those secured by HELOCs and those secured by closed end second lien mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one to four family home is generally referred to as a closed end second lien. Both first lien

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

RMBS and second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company's most significant second lien exposure is to HELOCs originated and serviced by Countrywide, a subsidiary of Bank of America Corporation.

        The delinquency performance of HELOC and closed end second lien exposures included in transactions insured by the Company began to deteriorate in 2007, and such transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company's original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historical high levels, in many second lien RMBS projected losses now exceed those structural protections.

        The Company believes the primary variables impacting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W. Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate (typically also referred to as conditional prepayment rate of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are: interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company's assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

        The following table shows the Company's key assumptions used in its calculation of estimated expected losses for the Company's direct vintage 2004 - 2008 second lien U.S. RMBS as of December 31, 2010, December 31, 2009 and December 31, 2008:

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS

HELOC Key Variables	As of December 31, 2010	As of December 31, 2009	As of December 31, 2008
Plateau conditional default rate	4.2% - 22.1%	10.7% - 40.0%	16.7% - 45.5%
Final conditional default rate trended down to	0.4% - 3.2%	0.5% - 3.2%	0.5% - 3.2%
Expected period until final conditional default rate	24 months	21 months	21 months
Initial conditional prepayment rate	3.3% - 17.1%	1.9% - 12.5%	2.0% - 9.2%
Final conditional prepayment rate	10%	10%	15%
Loss severity	98%	95%	95%
Initial draw rate	0.0% - 6.8%	0.1% - 2.0%	0.5% - 4.6%

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Closed End Second Lien Key Variables	As of December 31, 2010	As of December 31, 2009	As of December 31, 2008
Plateau conditional default rate	17.7% - 26.8%	21.5% - 37.0%	49.0% - 74.6%
Final conditional default rate trended down to	3.3% - 4.4%	3.3% - 8.1%	3.3% - 8.1%
Expected period until final conditional default rate achieved	24 months	21 months	21 months
Initial conditional prepayment rate	1.4% - 5.8%	0.8% - 3.6%	0.9% - 4.4%
Final conditional prepayment rate	10%	10%	15%
Loss severity	98%	95%	95%

        In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straight forward because loans in second lien transactions are generally "charged off" (treated as defaulted) by the securitization's servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding 12 months' liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a conditional default rate. The first four months' conditional default rate is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the conditional default rate is calculated using the average 30-59 day past due balances for the prior three months. The fifth month is then used as the basis for the plateau period that follows the embedded five months of losses.

        As of December 31, 2010, in the base scenario, the conditional default rate (the "plateau conditional default rate") was held constant for one month. (At year-end 2009 the plateau default rate was held constant for four months.) Once the plateau period has ended, the conditional default rate is assumed to gradually trend down in uniform increments to its final long-term steady state conditional default rate. In the base scenario the time over which the conditional default rate trends down to its final conditional default rate is eighteen months (compared to twelve months at year-end 2009). Therefore, the total stress period for second lien transactions would be twenty-four months which is comprised of: five months of delinquent data, a one month plateau period and an eighteen month decrease to the steady state conditional default rate. This is three months longer than the 21 months used at year-end 2009. The long-term steady state conditional default rates are calculated as the constant conditional default rates that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally very low recovery. Based on current expectations of future performance, the Company reduced its loss recovery assumption to 2% from 5% (thus increasing its severity from 95% to 98%) in the third quarter of 2010.

        The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the conditional default rate and the loan balance over time) as well as

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current conditional prepayment rate is assumed to continue until the end of the plateau before gradually increasing to the final conditional prepayment rate over the same period the conditional default rate decreases. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant. The final conditional prepayment rate is assumed to be 10% for both HELOC and closed end second lien transactions. This level is much higher than current rates, but lower than the historical average, which reflects the Company's continued uncertainty about performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the conditional prepayment rate at year-end 2009. To the extent that prepayments differ from projected levels it could materially change the Company's projected excess spread.

        The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percent of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to the final draw rate over a period of three months. The final draw rates were assumed to range from 0.4% to 3.4%.

        In estimating expected losses, the Company modeled and probability weighted three possible conditional default rate curves applicable to the period preceding the return to the long-term steady state conditional default rate. Given that draw rates have been reduced to levels below the historical average and that loss severities in these products have been higher than anticipated at inception, the Company believes that the level of the elevated conditional default rate and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

        At year-end 2010, the Company's base case assumed a one month conditional default rate plateau and an 18 month ramp down. Increasing the conditional default rate plateau to four months and keeping the ramp down at 18 months would increase the expected loss by approximately $100.2 million for HELOC transactions and $9.0 million for closed end second lien transactions. On the other hand, keeping the conditional default rate plateau at one month but decreasing the length of the conditional default rate ramp down to the 12 month assumption used at year-end 2009 would decrease the expected loss by approximately $56.2 million for HELOC transactions and $5.4 million for closed end second lien transactions.

U.S. First Lien RMBS Loss Projections: Alt-A, Option ARM, Subprime and Prime

        First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one to four family homes supporting the transactions. The collateral supporting "Subprime RMBS" transactions is comprised of first-lien residential mortgage loans made to subprime borrowers. A "subprime borrower" is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as "Alt-A RMBS." The collateral supporting such transactions is comprised of first-lien residential mortgage loans made to "prime" quality borrowers who lack certain ancillary characteristics that would make them

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to negatively amortize the loan (i.e., increase the amount of principal owed), the transaction is referred to as an "Option ARM." Finally, transactions may be primarily composed of loans made to prime borrowers. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral.

        The performance of the Company's first lien RMBS exposures began to deteriorate in 2007 and such transactions, particularly those originated in the period from 2005 through 2007 continue to perform below the Company's original underwriting expectations. The Company currently projects first lien collateral losses many times those expected at the time of underwriting. While insured securities benefitted from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections.

        The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent, in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). An increase in non-performing loans beyond that projected in the previous period is one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of the various delinquency categories. The Company arrived at its liquidation rates based on data in loan performance and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The following table shows the Company's liquidation assumptions for various delinquency categories as of December 31, 2010 and 2009. The liquidation rate is a standard industry

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company projects these liquidations to occur over two years.

	December 31, 2010	December 31, 2009
30 - 59 Days Delinquent
Alt-A first lien	45%	45%
Alt-A option ARM	50	50
Subprime	50	50
60 - 89 Days Delinquent
Alt-A first lien	65	65
Alt-A option ARM	65	65
Subprime	65	65
90 - Bankruptcy
Alt-A first lien	70	70
Alt-A option ARM	75	75
Subprime	75	75
Foreclosure
Alt-A first lien	85	85
Alt-A option ARM	85	85
Subprime	85	85
Real Estate Owned
Alt-A first lien	100	100
Alt-A option ARM	100	100
Subprime	100	100

        While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a conditional default rate trend. The start of that conditional default rate trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the nonperforming loans is translated into a constant conditional default rate (i.e., the conditional default rate plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The conditional default rate thus calculated individually on the collateral pool for each RMBS is then used as the starting point for the conditional default rate curve used to project defaults of the presently performing loans.

        In the base case, each transaction's conditional default rate is projected to improve over 12 months to an intermediate conditional default rate (calculated as 15% of its conditional default rate plateau); that intermediate conditional default rate is held constant for 36 months and then trails off in steps to a final conditional default rate of 5% of the conditional default rate plateau. Under the Company's methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected conditional default rate trend after the first 24 month period represent defaults attributable to borrowers that are currently performing.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historical high levels and the Company is assuming that these historical high levels will continue for another year. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in December 2011, and in the base scenario decline over two years to 40%.

        The following table shows the Company's key assumptions used in its calculation of expected losses for the Company's direct vintage 2004 - 2008 first lien U.S. RMBS as of December 31, 2010 and December 31, 2009.

Key Assumptions in Base Case Expected Loss Estimates of First Lien RMBS Transactions

	As of December 31, 2010	As of December 31, 2009
Alt-A first lien
Plateau conditional default rate	7.6% - 42.2%	5.3% - 35.7%
Intermediate conditional default rate	1.1% - 6.3%	0.8% - 5.3%
Final conditional default rate	0.4% - 2.1%	0.3% - 1.8%
Initial loss severity	60%	60%
Initial conditional prepayment rate	0.0% - 20.9%	0.0% - 7.5%
Final conditional prepayment rate	10%	10%
Alt-A option ARM
Plateau conditional default rate	14.4% - 32.7%	13.5% - 27.0%
Intermediate conditional default rate	2.2% - 4.9%	2.0% - 4.0%
Final conditional default rate	0.7% - 1.6%	0.7% - 1.4%
Initial loss severity	60%	60%
Initial conditional prepayment rate	0.0% - 6.0%	0.0% - 3.5%
Final conditional prepayment rate	10%	10%
Subprime
Plateau conditional default rate	12.4% - 34.6%	10.7% - 29.5%
Intermediate conditional default rate	1.9% - 5.2%	1.6% - 4.4%
Final conditional default rate	0.6% - 1.7%	0.5% - 1.5%
Initial loss severity	80%	70%
Initial conditional prepayment rate	0.0% - 4.7%	0.0% - 5.9%
Final conditional prepayment rate	10%	10%

        The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the conditional prepayment rate follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

before gradually increasing over 12 months to the final conditional prepayment rate, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant.

        The ultimate performance of the Company's first lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the loss projections for those transactions based on actual performance and management's estimates of future performance.

        In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast recovery is expected to occur. The primary variable when modeling sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed conditional prepayment rates and the speed of recovery of loss severity rates. In a somewhat more stressful environment than that of the base case, where the conditional default rate recovery was more gradual and the final conditional prepayment rate was 15% rather than 10%, the Company's expected losses would increase by approximately $7.1 million for Alt-A first liens, $100.0 million for Option ARMs and $15.5 million for subprime transactions. In an even more stressful scenario where the conditional default rate plateau was extended 3 months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4 rather than 2 years (and subprime loss severities were assumed to recover only to 55%), the Company's expected losses would increase by approximately $29.0 million for Alt-A first liens, $172.9 million for Option ARMs and $189.9 million for subprime transactions. The Company also considered a scenario where the recovery was faster than in its base case. In this scenario, where the conditional default rate plateau was 3 months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, the Company's expected losses would decrease by approximately $19.4 million for Alt-A first liens, $65.2 million for Option ARMs, $34.1 million for subprime and $40.0 million for prime transactions.

Breaches of Representations and Warranties

        The Company is pursuing reimbursements for breaches of R&W regarding loan characteristics. Performance of the collateral underlying certain first and second lien securitizations has substantially differed from the Company's original expectations. The Company has employed several loan file diligence firms and law firms as well as devoted internal resources to review the mortgage files surrounding many of the defaulted loans. As of December 31, 2010, the Company had performed a detailed review of approximately 25,600 second lien and 12,100 first lien defaulted loan files, representing nearly $1.9 billion in second lien and $4.3 billion in first lien outstanding par of defaulted loans underlying insured transactions. The Company identified approximately 22,100 second lien transaction loan files and approximately 11,600 first lien transaction loan files that breached one or more R&W regarding the characteristics of the loans such as misrepresentation of income or employment of the borrower, occupancy, undisclosed debt and non-compliance with underwriting guidelines at loan origination. The Company continues to review new files as new loans default and as

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

new loan files are made available to it. The Company generally obtains the loan files from the originators or servicers (including master servicers). In some cases the Company requests loan files via the trustee, which then requests the loan files from the originators and/or servicers. On second lien loans, the Company requests loan files for all charged-off loans. On first lien loans, the Company requests loan files for all severely (60+ days) delinquent loans and all liquidated loans. Recently, the Company started requesting loan files for all the loans (both performing and non-performing) in certain deals to limit the number of requests for additional loan files as the transactions season and loans charge-off become 60+ days delinquent or are liquidated. (The Company takes no credit for R&W breaches on loans that are expected to continue to perform). Following negotiations with the providers of the R&W, as of December 31, 2010, the Company had reached agreement for providers to repurchase $220 million of second lien and $138 million of first lien loans. The $220 million for second lien loans represents the calculated repurchase price for 2,114 loans and the $138 million for first lien loans represents the calculated repurchase price for 396 loans. The repurchase proceeds are paid to the RMBS transactions and distributed in accordance with the payment priorities set out in the transaction agreements, so the proceeds are not necessarily allocated to the Company on a dollar-for-dollar basis. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. These amounts reflect payments made pursuant to the negotiated transaction agreements and not payments made pursuant to legal settlements. See "Recovery Litigation" below for a description of the related legal proceedings the Company has commenced.

        The Company has included in its net expected loss estimates as of December 31, 2010 an estimated benefit from repurchases of $1.2 billion. The amount of benefit recorded as a reduction of expected losses was calculated by extrapolating each transaction's breach rate on defaulted loans to projected defaults. The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company's estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the credit worthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches with the provider of the R&W and the potential amount of time until the recovery is realized.

        The calculation of expected recovery from breaches of R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing very limited recoveries. The Company did not include any recoveries related to breaches of R&W in amounts greater than the losses it expected to pay under any given cash flow scenario. These scenarios were probability weighted in order to determine the recovery incorporated into the Company's reserve estimate. This approach was used for both loans that had already defaulted and those assumed to default in the future. In all cases, recoveries were limited to amounts paid or expected to be paid by the Company.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The following table represents the Company's total estimated recoveries netted in expected loss to be paid, from defective mortgage loans included in certain first and second lien U.S. RMBS loan securitizations that it insures. The Company had $1,222.8 million of estimated recoveries from ineligible loans as of December 31, 2010, of which $642.8 million is reported in salvage and subrogation recoverable, $340.6 million is netted in loss and LAE reserve and $239.4 million is netted in unearned premium reserve. The Company had $761.2 million of estimated recoveries from ineligible loans as of December 31, 2009, of which $152.7 million was reported in salvage and subrogation recoverable, $200.8 million is netted in loss and LAE reserve and $407.7 million is included within the Company's unearned premium reserve portion of its stand-ready obligation reported on the Company's consolidated balance sheets.

Rollforward of Estimated Benefit from Recoveries of Representation and Warranty Breaches,
Net of Reinsurance

	# of Insurance Policies as of December 31, 2010 with R&W Benefit Recorded	Outstanding Principal and Interest of Policies with R&W Benefit Recorded as of December 31, 2010	Future Net R&W Benefit at December 31, 2009	R&W Development and Accretion of Discount During Year	Less: R&W Recovered During 2010(1)	Future Net R&W Benefit at December 31, 2010
	(dollars in millions)
Alt-A first lien	11	$1,441.2	$53.2	$15.0	$—	$68.2
Alt-A option ARM	10	1,818.8	183.6	147.3	39.7	291.2
Subprime	1	227.0	—	26.6	—	26.6
Closed end second lien	2	258.3	—	98.4	—	98.4
HELOC	10	2,190.5	524.4	293.3	79.3	738.4

Total	34	$5,935.8	$761.2	$580.6	$119.0	$1,222.8

	# of Insurance Policies as of December 31, 2009 with R&W Benefit Recorded	Outstanding Principal and Interest of Policies with R&W Benefit Recorded as of December 31, 2009	Future Net R&W Benefit at July 1, 2009	R&W Development and Accretion of Discount During Six Months Ended December 31, 2009	Less: R&W Recovered During Six Months Ended December 31, 2009	Future Net R&W Benefit at December 31, 2009
	(dollars in millions)
Alt-A first lien	11	$1,459.5	$—	$53.2	$—	$53.2
Alt-A option ARM	8	2,251.9	179.2	14.4	10.0	183.6
Subprime	—	—	—	—	—	—
Closed end second lien	—	—	—	—	—	—
HELOC	8	3,107.1	227.4	337.8	40.8	524.4

Total	27	$6,818.5	$406.6	$405.4	$50.8	$761.2

(1)
Includes gross amounts recovered of $154.2 million.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The following table provides a breakdown of the development and accretion amount in the rollforward of estimated recoveries associated with alleged breaches R&W:

Year Ended December 31, 2010
(in millions)
Inclusion of new deals with breaches of R&W during period	$160.9
Change in recovery assumptions as the result of additional file review and recovery success	232.8
Estimated increase in defaults that will result in additional breaches	184.0
Accretion of discount on balance	2.9

Total	$580.6

        The $580.6 million R&W development and accretion of discount during 2010 in the above table primarily resulted from an increase in loan file reviews, increased success rates in putting back loans, and increased projected defaults on loans with breaches of R&W. This development primarily can be broken down into changes in calculation inputs, changes in the timing and amounts of defaults and the inclusion of additional deals during the year for which the Company expects to obtain these benefits. The Company has reflected seven additional transactions during 2010 which resulted in approximately $160.9 million of the development. The remainder of the development primarily relates to changes in assumptions and additional projected defaults. The accretion of discount was not a primary driver of the development. Changes in assumptions generally relate to an increase in loan file reviews and increased success rates in putting back loans. The Company assumed in the base case that recoveries on HELOC and closed end second lien loans would occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on Alt-A, Option ARM and Subprime loans would occur as claims are paid over the life of the transactions. The $750.7 million R&W development and accretion of discount during 2009, $405.4 million of which occurred in the six months ended December 31, 2009, primarily resulted from an increase in loan file reviews and extrapolation of expected recoveries. The Company assumed that recoveries on HELOC and closed end second lien loans would occur in two years from the balance sheet date and that recoveries on Alt-A, Option ARM and Subprime loans would occur as claims are paid over the life of the transactions.

Other Sectors and Transactions

        The Company has insured $276.5 billion of public finance transactions across a number of different sectors. Within that category, $1.9 billion is rated BIG, and the Company is projecting $9.4 million of expected losses across the portfolio.

        The Company has $144.5 million of net par exposure to the city of Harrisburg, Pennsylvania, of which $73.2 million is BIG. The Company has paid $2.9 million in net claims to date, and expects a full recovery.

        The Company continues to closely monitor other sectors and individual financial guaranty insurance transactions it feels warrant the additional attention, including, as of December 31, 2010, its trust preferred securities ("TruPS") collateralized debt obligations ("CDOs") exposure of $63.6 million,

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

its insurance on a financing of 78 train sets (one train set being composed of eight cars) for an Australian commuter railway for $448.4 million net par and its U.S. health care exposure of $9.9 billion of net par.

Recovery Litigation

        As of the date of this filing, AGM has filed lawsuits with regard to three second lien U.S. RMBS transactions insured by AGM, alleging breaches of R&W both in respect of the underlying loans in the transactions and the accuracy of the information provided to AGM, and failure to cure or repurchase defective loans identified by AGM to such persons. These transactions consist of the ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1 transaction (in which AGM has sued DB Structured Products, Inc. and its affiliate ACE Securities Corp.) and the Flagstar Home Equity Loan Trust 2005-1 and 2006-2 transactions (in which AGM has sued Flagstar Bank, FSB, Flagstar Capital Markets Corporation and Flagstar ABS, LLC).

        AGM has also filed a lawsuit against UBS Securities LLC and Deutsche Bank Securities, Inc., as underwriters, as well as several named and unnamed control persons of IndyMac Bank, FSB and related IndyMac entities, with regard to two U.S. RMBS transactions that AGM had insured, alleging violations of state securities laws and breach of contract, among other claims. One of these transactions (referred to as IndyMac Home Equity Loan Trust 2007-H1) is a second lien transaction and the other (referred to as IndyMac IMSC Mortgage Loan Trust 2007-HOA-1) is a first lien transaction.

        In June 2010, AGM sued JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc. (together, "JPMorgan"), the underwriter of debt issued by Jefferson County, in New York Supreme Court alleging that JPMorgan induced AGM to issue its insurance policies in respect of such debt through material and fraudulent misrepresentations and omissions, including concealing that it had secured its position as underwriter and swap provider through bribes to Jefferson County commissioners and others. In December 2010, the Court denied JPMorgan's motion to dismiss. AGM is continuing its risk remediation efforts for this exposure.

        In September 2010, the Company, together with TD Bank, National Association, and Manufacturers and Traders Trust Company filed a complaint in the Court of Common Pleas in the Supreme Court of Pennsylvania against The Harrisburg Authority, The City of Harrisburg, Pennsylvania (the "City"), and the Treasurer of the City in connection with certain Resource Recovery Facility bonds and notes issued by the Harrisburg Authority, alleging, among other claims, breach of contract by both the Harrisburg Authority and the City, and seeking remedies including an order compelling the Harrisburg Authority to pay all unpaid and past due principal and interest and to charge and collect sufficient rates, rental and other charges adequate to carry out its pledge of revenues and receipts; an order compelling the City to budget for, impose and collect taxes and revenues sufficient to satisfy its obligations; and the appointment of a receiver for the Harrisburg Authority.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Net Loss Summary

        The following table provides information on loss and LAE reserves net of reinsurance on the consolidated balance sheets.

Loss and LAE Reserve, Net of Reinsurance

	As of December 31,
	2010	2009
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$2.6	$1.6
Alt-A option ARM	160.8	28.4
Subprime	67.3	(0.1)

Total first lien	230.7	29.9
Second lien:
HELOC	—	4.5

Total second lien	—	4.5

Total US RMBS	230.7	34.4
Other structured finance	7.1	2.9
Public finance	12.7	4.3

Total financial guaranty	250.5	41.6
Effect of consolidating financial guaranty VIEs	(32.1)	—

Total(1)	$218.4	$41.6

(1)
The December 31, 2010 total consists of $243.0 million loss and LAE reserve net of $24.6 million of reinsurance recoverable on unpaid losses. The December 31, 2009 total consists of $55.3 million loss and LAE reserve net of $13.7 million of reinsurance recoverable on unpaid losses.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The following table provides information on net salvage and subrogation recoverable on financial guaranty insurance contracts recorded on the consolidated balance sheets.

Summary of Salvage and Subrogation, Net of Reinsurance

	As of December 31,
	2010	2009
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$2.7	$—
Alt-A option ARM	71.0	—
Subprime	0.1	0.1

Total first lien	73.8	0.1
Second lien:
Closed end second lien	34.7	—
HELOC	786.2	248.0

Total second lien	820.9	248.0

Total U.S. RMBS	894.7	248.1
Other structured finance	—	—
Public finance	34.7	—

Total	929.4	248.1
Effect of consolidating financial guaranty VIEs	(83.3)	—

Total gross recoverable	846.1	248.1
Less: Ceded recoverable(1)	(162.6)	(47.8)

Net recoverable	$683.5	$200.3

(1)
Recorded in "reinsurance balances payable, net" on the consolidated balance sheets.

        The increase in the salvage and subrogation recoverable is due primarily to the increase in estimated representation and warranty recoveries expected as loan reviews are completed and more information is gathered with respect to loans underlying insured HELOCs.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Loss and LAE Reported
on the Consolidated Statements of Operations

	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
		(in millions)
Financial Guaranty:
U.S. RMBS:
First lien:
Alt-A first lien	$25.9	$1.6	$102.6
Alt-A option ARM	231.4	28.5	177.8
Subprime	67.3	(0.4)	37.2

Total first lien	324.6	29.7	317.6
Second lien:
Closed end second lien	—	—	(88.4)
HELOC	(83.8)	14.1	171.4

Total second lien	(83.8)	14.1	83.0

Total U.S. RMBS	240.8	43.8	400.6
Other structured finance	7.3	1.6	5.7
Public finance	6.8	6.4	23.9
Financial products	—	—	(199.8)

Total financial guaranty	254.9	51.8	230.4
Effect of consolidating financial guaranty VIEs	(63.4)	—	—

Total loss and LAE	$191.5	$51.8	$230.4

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Net Losses Paid on Financial Guaranty Insurance Contracts

		Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
	Year Ended December 31, 2010
		(in millions)
Financial Guaranty:
U.S. RMBS:
First lien:
Alt-A first lien	$60.3	$—	$—
Alt-A option ARM	178.3	0.6	0.1
Subprime	1.7	1.0	0.7

Total first lien	240.3	1.6	0.8
Second lien:
Closed end second lien	32.0	38.1	12.5
HELOC	414.2	297.8	393.5

Total second lien	446.2	335.9	406.0

Total U.S. RMBS	686.5	337.5	406.8
Other structured finance	3.8	—	4.8
Public finance	24.3	2.3	1.7

Total financial guaranty	714.6	339.8	413.3
Effect of consolidating financial guaranty VIEs	(13.5)	—	—

Total	$701.1	$339.8	$413.3

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The following table provides information on financial guaranty insurance and reinsurance contracts categorized as BIG as of December 31, 2010 and 2009:

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2010

	BIG Categories
	BIG 1		BIG 2		BIG 3
							Total BIG, Net(1)	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(2)	48	(44)	41	(41)	41	(41)	130	—	130
Remaining weighted-average contract period (in years)	10.5	16.6	6.8	8.1	6.0	6.3	6.9	—	6.9
Outstanding exposure:
Principal	$4,209.9	$(1,088.3)	$4,123.5	$(213.1)	$5,355.7	$(903.2)	$11,484.5	$—	$11,484.5
Interest	2,134.2	(826.2)	1,555.4	(83.7)	1,545.3	(258.5)	4,066.5	—	4,066.5

Total	$6,344.1	$(1,914.5)	$5,678.9	$(296.8)	$6,901.0	$(1,161.7)	$15,551.0	$—	$15,551.0

Expected cash flows	$288.4	$(24.2)	$1,557.1	$(80.6)	$1,173.7	$(163.8)	$2,750.6	$(260.0)	$2,490.6
Less:
Potential recoveries(3)	373.0	(47.8)	410.5	(18.6)	1,573.9	(247.3)	2,043.7	(273.5)	1,770.2
Discount	19.1	7.3	473.0	(26.0)	3.6	9.8	486.8	52.8	539.6

Present value of expected cash flows	$(103.7)	$16.3	$673.6	$(36.0)	$(403.8)	$73.7	$220.1	$(39.3)	$180.8

Deferred premium revenue	$159.4	$(25.0)	$548.3	$(36.0)	$966.6	$(154.6)	$1,458.7	$(256.0)	$1,202.7
Reserves (salvage)(4)	$(121.5)	$19.2	$234.5	$(12.1)	$(768.0)	$131.6	$(516.3)	$51.2	$(465.1)

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2009

	BIG Categories
	BIG 1		BIG 2		BIG 3
	Gross	Ceded	Gross	Ceded	Gross	Ceded	Total
	(in millions)
Number of risks(2)	57	(52)	46	(46)	26	(26)	129
Remaining weighted-average contract period (in years)	7.5	14.0	6.2	7.6	5.7	5.8	6.0
Outstanding exposure:
Principal	$3,489.4	$(591.4)	$5,045.4	$(382.4)	$5,012.6	$(1,054.0)	$11,519.6
Interest	939.8	(156.7)	1,668.3	(150.1)	1,319.6	(273.5)	3,347.4

Total	$4,429.2	$(748.1)	$6,713.7	$(532.5)	$6,332.2	$(1,327.5)	$14,867.0

Expected cash flows	$32.4	$(20.5)	$1,710.0	$(98.3)	$1,862.2	$(237.5)	$3,248.3
Less:
Potential recoveries(3)	—	—	463.1	(15.7)	1,648.2	(148.5)	1,947.1
Discount, net	18.4	(11.3)	350.4	(28.4)	25.3	44.7	399.1

Present value of expected cash flows	$14.0	$(9.2)	$896.5	$(54.2)	$188.7	$(133.7)	$902.1

Deferred premium revenue	$45.5	$(14.5)	$1,165.8	$(14.5)	$1,243.2	$(159.5)	$2,266.0
Reserves (salvage)	$—	$—	$41.5	$(5.4)	$(192.0)	$(2.8)	$(158.7)

(1)
Includes BIG amounts relating to VIEs that the Company consolidates.

(2)
A risk represents the aggregate of the financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(3)
Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(4)
See table "Components of net reserves (salvage)".

Components of Net Reserves (Salvage)

	As of December 31,
	2010	2009
	(in millions)
Loss and LAE reserve	$243.0	$55.3
Reinsurance recoverable on unpaid losses	(24.6)	(13.7)
Salvage and subrogation recoverable	(846.1)	(248.1)
Salvage and subrogation payable(1)	162.6	47.8

Financial guaranty reserves, net of salvage and subrogation	$(465.1)	$(158.7)

(1)
Recorded as a component of reinsurance balances payable, net.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        A downgrade of one of the Company's insurance subsidiaries may result in increased claims under financial guaranties issued by the Company. In particular, with respect to variable rate demand obligations for which a bank has agreed to provide a liquidity facility, a downgrade of the insurer may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a "bank bond rate" that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%—3.00%, often with a floor of 7%, and capped at the maximum legal limit). In the event that the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right additionally to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to the insurer under its financial guaranty. As of the date of this filing, the Company has insured approximately $1.0 billion of par of variable rate demand obligations issued by municipal obligors rated BBB- or lower pursuant to the Company's internal rating. For a number of such obligations, a downgrade of the insurer below A+, in the case of S&P, or below A1, in the case of Moody's, triggers the ability of the bank to notify bondholders of the termination of the liquidity facility and to demand accelerated repayment of bond principal over a period of five to ten years. The specific terms relating to the rating levels that trigger the bank's termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

6. Fair Value Measurement

Accounting Policy

        The Company carries a portion of its assets and liabilities at fair value. Substantially all of such assets and liabilities are carried at fair value on a recurring basis.

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on the market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

        Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party's proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company's credit exposure such as collateral rights.

        Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company's creditworthiness, constraints on liquidity and unobservable parameters. Valuation adjustments have been applied consistently over time. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company continues to refine its methodologies. During

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

2010, no changes were made to the Company's valuation models that had or are expected to have, a material impact on the Company's consolidated balance sheets or statements of operations and comprehensive income.

        The Company's methods for calculating fair value may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

        The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with level 1 being the highest and level 3 the lowest. An asset or liability's categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

        Level 1—Quoted prices for identical instruments in active markets.

        Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

        Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

        Transfers between levels 1, 2 and 3 in the investment portfolio are recognized at the beginning of the period when the transfer occurs. The Company reviews quarterly the classification between levels 1, 2 and 3 to determine, based on the definitions provided, whether a transfer is necessary.

        The following is a description of the valuation methodologies used by the Company to measure instruments at fair value.

Fixed Maturity Securities and Short-term Investments

        The fair value of bonds in the investment portfolio is generally based on quoted market prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. If quoted market prices are not available, the valuation is based on pricing models that use dealer price quotations, price activity for traded securities with similar attributes and other relevant market factors as inputs, including security type, rating, vintage, tenor and its position in the capital structure of the issuer. The Company considers security prices from pricing services, index providers or broker-dealers to be Level 2 in the fair value hierarchy. Prices determined based upon model processes where at least one significant model assumption or input is unobservable, are

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

considered to be Level 3 in the fair value hierarchy. The Company used model processes to price 16 fixed maturity securities as of December 31, 2010 and these securities were classified as Level 3.

        Broker-dealer quotations obtained to price securities are generally considered to be indicative and are nonactionable (i.e. non-binding).

Committed Capital Securities

Since July 1, 2009

        The fair value of committed capital securities ("CCS") represents the difference between the present value of remaining expected put option premium payments under AGM Committed Preferred Trust Securities (the "AGM CPS Securities") agreements and the value of such estimated payments based upon the quoted price for such premium payments as of the reporting dates (see Note 16). Changes in fair value of the AGM CPS securities are recorded in the consolidated statements of operations. The significant market inputs used are observable, therefore, the Company classified this fair value measurement as Level 2.

Prior to July 1, 2009

        There was no observable market for the Company's AGM CPS. Fair value of the AGM CPS was based on internally derived estimates and, therefore, these put options were categorized as Level 3 in the fair value hierarchy. The Company determined the fair value of the AGM CPS by estimating the fair value of a floating rate security with an estimated market yield reflective of the underlying committed preferred security structure and the relevant coupon based on the capped auction rate.

Financial Guaranty Contracts in Insurance Form

        The fair value of the Company's financial guaranty contracts accounted for as insurance was based on management's estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company's in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed in recent portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Notes Payable

        The fair value of the notes payable was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions if applicable including London Interbank Offered Rate ("LIBOR") curve projections, prepayment and default assumptions, and AGM CDS spreads.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

Note Receivable from Affiliate

        The fair value of the Company's note receivable from affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period.

Financial Guaranty Contracts Accounted for as Credit Derivatives

        The Company's credit derivatives consist primarily of insured CDS contracts, and also include net interest margin securitizations and interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not typically terminate its credit derivative contracts, and there are no quoted prices for its instruments or for similar instruments. The Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the value of the Company's contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Therefore, the valuation of credit derivative contracts requires the use of models that contain significant, unobservable inputs. The Company accordingly believes the credit derivative valuations are in Level 3 in the fair value hierarchy discussed above.

        Inputs include expected contractual life and credit spreads, based on observable market indices and on recent pricing for similar contracts, if available. Credit spreads capture the impact of recovery rates and performance of underlying assets, among other factors, on these contracts. The Company's pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company's own credit spread affects the pricing of its deals. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity could also impact valuations of the underlying obligations.

        The fair value of the Company's credit derivative contracts represents the difference between the present value of remaining expected net premiums the Company receives or pays for the credit protection and the estimated present value of premiums that a comparable credit-worthy financial guarantor would hypothetically charge or pay the Company for the same protection. The fair value of the Company's credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company's own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include net premiums and claims to be received or paid under the terms of the contract.

        Market conditions at December 31, 2010 were such that market prices of the Company's CDS contracts were not generally available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs such as various market indices, credit spreads, the Company's own credit spread, and estimated contractual payments to estimate the fair value of its credit derivatives. These models are primarily developed internally based on market conventions for similar transactions.

        Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. These terms differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as novations upon exiting a line of business. Because of these terms and conditions, the fair value of the Company's credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market. The Company's models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

        Valuation models include management estimates and current market information. Management is also required to make assumptions on how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices, charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company's consolidated financial statements and the differences may be material.

Assumptions and Inputs

        Listed below are various inputs and assumptions that are key to the establishment of the Company's fair value for CDS contracts.

        The key assumptions used in the Company's internally developed model include the following:

  •
  How gross spread is calculated: Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the LIBOR. Such pricing is well established by historical financial guaranty fees relative to capital market spreads as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions.

  •
  How gross spread is allocated: Gross spread on a financial guaranty contract accounted for as credit derivative is allocated among:

  1.
  the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction ("bank profit");

  2.
  premiums paid to the Company for the Company's credit protection provided ("net spread"); and

  3.
  the cost of CDS protection purchased on the Company by the originator to hedge their counterparty credit risk exposure to the Company ("hedge cost").

  •
  The weighted average life which is based on expected remaining contractual cash flows and debt service schedules, which are the most readily observable inputs since they are based on the CDS contractual terms.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

        The premium the Company receives is referred to as the "net spread." The Company's own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains on a deal generally increases. In the Company's valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts.

        The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts. To the extent available, actual transactions executed in the market during the accounting period are used to validate the model results and to explain the correlation between various market indices and indicative CDS market prices.

        The Company's fair value model inputs are gross spread, credit spreads on risks assumed and credit spreads on the Company's name.

        Gross spread is an input into the Company's fair value model that is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer risk at the reporting date. The Company's estimate of the fair value represents the difference between the estimated present value of premiums that a comparable financial guarantor would accept to assume the risk from the Company on the current reporting date, on terms identical to the original contracts written by the Company and the contractual premium for each individual credit derivative contract. Gross spread was an observable input that the Company historically obtained for deals it had closed or bid on in the market place prior to the credit crisis. The Company uses these historical gross spreads as a reference point to estimate fair value in current reporting periods.

        The Company obtains credit spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company's transactions) as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. As discussed previously, these indices are adjusted to reflect the non-standard terms of the Company's CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

        For credit spreads on the Company's name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties.

  Example

        The following is an example of how changes in gross spreads, the Company's own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The Company premium received per annum (in bps)	40	22	10	2

        In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

        In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread.

        In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract. The expected future cash flows for the Company's credit derivatives were discounted at rates ranging from 0.26% to 4.19% at December 31, 2010. The expected future cash flows for the Company's credit derivatives were discounted at rates ranging from 0.25% to 4.5% at December 31, 2009.

        The Company corroborates the assumptions in its fair value model, including the amount of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM's own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture for selling its protection.

        The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that contractual terms of financial guaranty insurance contracts typically do not require the posting of collateral by the

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

guarantor. The widening of a financial guarantor's own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

        A credit derivative asset on protection sold is the result of contractual cash flows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract.

        Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company's credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company's deals to establish historical price points in the hypothetical market that are used in the fair value calculation.

        The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

  •
  Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available, they are used).

  •
  Credit spreads are interpolated based upon market indices or deals priced or closed during a specific quarter within a specific asset class and specific rating.

  •
  Credit spreads provided by the counterparty of the CDS.

  •
  Credit spreads are extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

        Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company's objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management's assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

Information by Credit Spread Type

	As of December 31,
	2010	2009
Based on actual collateral specific spreads	1%	—%
Based on market indices	99%	100%

Total	100%	100%

        The Company interpolates a curve based on the historical relationship between the premium the Company receives when a financial guaranty contract accounted for as CDS is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For specific transactions where no price quotes are available and credit spreads need to be extrapolated, an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company's spread hierarchy is chosen. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions' current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness. In addition, management compares the relative change experienced on published market indices for a specific asset class for reasonableness and accuracy.

Strengths and Weaknesses of Model

        The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

        The primary strengths of the Company's CDS modeling techniques are:

  •
  The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

  •
  The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

  •
  The model is a documented, consistent approach to valuing positions that minimizes subjectivity. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

        The primary weaknesses of the Company's CDS modeling techniques are:

  •
  There is no exit market or actual exit transactions. Therefore the Company's exit market is a hypothetical one based on the Company's entry market.

  •
  There is a very limited market in which to verify the fair values developed by the Company's model.

  •
  At December 31, 2010 and December 31, 2009, the markets for the inputs to the model were highly illiquid, which impacts their reliability. However, the Company employs various procedures to corroborate the reasonableness of quotes received and calculated by the Company's internal valuation model, including comparing to other quotes received on similarly structured transactions, observed spreads on structured products with comparable underlying assets and, on a selective basis when possible, through second independent quotes on the same reference obligation.

  •
  Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option

        GAAP provides an option to elect fair value as an alternative measurement for selected financial assets and financial liabilities not previously carried at fair value. The fair-value option may be applied to single eligible instruments, is irrevocable and is applied only to entire instruments and not to portions of instruments.

Fair Value Option on Financial Guaranty VIEs' Assets and Liabilities

        The Company elected the Fair Value Option for financial guaranty VIEs' assets and liabilities upon consolidation of financial guaranty VIEs on the date the VIE is first consolidated under the new VIE consolidation accounting standard described in Note 8.

        The VIEs that are consolidated by the Company issued securities collateralized by HELOCs, first lien RMBS, Alt-A first and second lien RMBS, subprime automobile loans, and other loans and receivables. As the lowest level input that is significant to the fair value measurement of these securities in its entirety was a Level 3 input (i.e. unobservable), management classified all such securities as Level 3 in the fair value hierarchy. The securities were priced with the assistance of an independent third-party using a discounted cash flow approach and the third-party's proprietary pricing models. The models to price the VIEs' liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, recoveries from excess spread or salvage, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company's insurance policy guaranteeing the timely

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

payment of principal and interest for the VIE tranches insured by the Company, taking into account the Company's own credit rating.

        The payment of financial guaranty VIE liabilities for both recourse and non-recourse obligations is supported by cash flows from financial guaranty VIE assets. To the extent that VIE assets related to recourse liabilities are insufficient to make principal and interest payments on the corresponding debt obligations, the Company would be responsible, under the financial guaranty insurance contract covering such VIE obligations, to pay the shortfall between the assets and recourse liabilities. The Company is not responsible for any shortfall between VIE assets and non-recourse liabilities. The Company's creditors do not have any rights with regard to the assets of the VIEs.

        Changes in fair value of the financial guaranty VIEs' assets and liabilities are included in net change in financial guaranty variable interest entities within the consolidated statement of operations. Except for credit impairment, the unrealized fair value adjustments related to the consolidated VIEs will reverse to zero over the terms of these financial instruments.

        The total unpaid principal balance for the VIEs' assets that were over 90 days or more past due was approximately $769.6 million. The change in the instrument-specific credit risk of the VIEs' assets for the year ended December 31, 2010 was a loss of approximately $804.3 million. The difference between the aggregate unpaid principal and aggregate fair value of the VIEs' liabilities was approximately $1,481.7 million at December 31, 2010.

Fair Value Option Elections prior to AGMH Acquisition

        The Company's fair value elections prior to the AGMH Acquisition Date were intended to mitigate the volatility in earnings that had been created by recording financial instruments and the related risk management instruments on a different basis of accounting, to eliminate the operational complexities of applying hedge accounting or to conform to the fair value elections made by the Company in 2006 under its International Financial Reporting Standards reporting to Dexia. However, where the Company carries liabilities at fair value, the potential for volatility in the Company's earnings is created by incorporating the Company's own credit risk in the valuation of liabilities, which is required by GAAP.

  Elections

        On January 1, 2008, the Company elected to record the following at fair value:

  •
  Certain FP liabilities for which interest rate risk is hedged using interest rate derivatives in accordance with the Company's risk management strategies. The fair value election enabled the Company to record the liabilities at fair value without having to designate them in a fair value hedge relationship, as it had previously.

  •
  Certain fixed-rate assets in the portfolio of assets acquired in refinancing transactions. The fair value election enabled the Company to record those assets that are economically hedged with derivatives at fair value without having to designate them in a fair value hedge relationship.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

        The following table presents the pre-tax changes in fair value included in the consolidated statements of operations for the six months ended June 30, 2009 for items for which the SFAS 159 fair value election was made.

Net Unrealized Gains (Losses) on Financial Instruments at Fair Value

Six Months Ended June 30, 2009
(in millions)
Assets acquired in refinancing transactions	$25.2
FP segment debt	(215.5)

Financial Instruments Carried at Fair Value

        Amounts recorded at fair value in the Company's financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments
As of December 31, 2010

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
General investment portfolio:
Fixed maturity securities, available-for-sale:
U.S government and agencies	$151.2	$—	$151.2	$—
Obligations of state and political subdivisions	3,417.2	—	3,417.2	—
Corporate securities	192.5	—	192.5	—
Mortgage-backed securities:
RMBS	344.5	—	272.2	72.3
Commercial mortgage-backed securities ("CMBS")	18.3	—	18.3	—
Asset-backed securities	297.8	—	133.1	164.7
Foreign government securities	257.2	—	257.2	—

Total fixed maturity securities	4,678.7	—	4,441.7	237.0
Short-term investments	588.7	161.0	427.7	—
Other invested assets(1)	33.3	0.2	21.4	11.7
Credit derivative assets	181.8	—	—	181.8
Financial guaranty VIE assets	3,368.4	—	—	3,368.4
Other assets	7.6	—	7.6	—

Total assets carried at fair value	$8,858.5	$161.2	$4,898.4	$3,798.9

Liabilities:
Credit derivative liabilities	$592.8	$—	$—	$592.8
Financial guaranty VIES' liabilities with recourse, at fair value	2,403.5	—	—	2,403.5
Financial guaranty VIEs' liabilities without recourse, at fair value	1,518.4	—	—	1,518.4
Other liabilities	0.1	—	0.1	—

Total liabilities carried at fair value	$4,514.8	$—	$0.1	$4,514.7

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

Fair Value Hierarchy of Financial Instruments
As of December 31, 2009

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
General investment portfolio:
Fixed maturity securities, available-for-sale:
U.S government and agencies	$176.0	$—	$176.0	$—
Obligations of state and political subdivisions	3,871.6	—	3,871.6	—
Corporate securities	131.7	—	131.7	—
Mortgage-backed securities:
RMBS	447.3	—	447.3	—
Asset-backed securities	286.7	—	82.8	203.9
Foreign government securities	270.3	—	270.3	—

Total fixed maturity securities	5,183.6	—	4,979.7	203.9
Short-term investments	542.0	291.3	250.7	—
Other invested assets(1)	34.4	1.8	21.3	11.3
Credit derivative assets	227.0	—	—	227.0
Other assets	5.5	—	5.5	—

Total assets carried at fair value	$5,992.5	$293.1	$5,257.2	$442.2

Liabilities:
Credit derivative liabilities	$625.8	$—	$—	$625.8
Other liabilities	0.1	—	0.1	—

Total liabilities carried at fair value	$625.9	$—	$0.1	$625.8

(1)
Includes mortgage loans that are recorded at fair value on a non-recurring basis. At December 31, 2010 and December 31, 2009, such investments were carried at their market value of $9.4 million and $11.1 million, respectively. The mortgage loans are classified as Level 3 of the fair value hierarchy as there are significant unobservable inputs used in the valuation of such loans. An indicative dealer quote is used to price the non-performing portion of these mortgage loans. The performing loans are valued using management's determination of future cash flows arising from these loans, discounted at the rate of return that would be required by a market participant. This rate of return is based on indicative dealer quotes.

Changes in Level 3 Fair Value Measurements

        The table below presents a rollforward of the Company's financial instruments whose fair value included significant unobservable inputs (Level 3) during the year ended December 31, 2010, six months ended December 31, 2009 and six months ended June 30, 2009.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

Fair Value Level 3 Rollforward

				Year Ended December 31, 2010
				Total Pre-tax Realized/Unrealized Gains/(Losses)(1) Recorded in:							Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at December 31, 2010
	Fair Value at December 31, 2009	Adoption of New Accounting Standard	Fair Value at January 1, 2010	Net Income (Loss)		Other Comprehensive Income (Loss)	Purchases, Issuances, Settlements, net	Consolidations, Deconsolidations, net	Transfers in and/or out of Level 3	Fair Value at December 31, 2010
	(in millions)
Fixed maturity securities	$203.9	$—	$203.9	$(17.7	)(2)	$(36.7)	$64.0	$—	$23.5	$237.0	$(36.7)
Other invested assets	0.2	—	0.2	—	(11)	(0.5)	2.6	—	—	2.3	—
Financial guaranty VIEs' assets	—	1,577.0	1,577.0	14.7	(4)	—	(262.6)	2,039.3	—	3,368.4	169.6
Credit derivative asset (liability), net(9)	(398.8)	—	(398.8)	51.1	(10)	—	(63.3)	—	—	(411.0)	(10.8)
Financial guaranty VIEs' liabilities with recourse	—	(1,720.6)	(1,720.6)	14.4	(4)	—	326.2	(1,023.5)	—	(2,403.5)	(323.5)
Financial guaranty VIE liabilities without recourse	—	(207.9)	(207.9)	(32.5	)(4)	—	84.1	(1,362.1)	—	(1,518.4)	0.5

		Six Months Ended December 31, 2009
								Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at December 31, 2009
		Total Pre-tax Realized/Unrealized Gains/(Losses)(1) Recorded in:
	Fair Value at July 1, 2009				Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3	Fair Value at December 31, 2009
		Net Income (Loss)		Other Comprehensive Income (Loss)
	(in millions)
Fixed maturity securities	$219.4	$(0.7	)(2)	$—	$(14.8)	$—	$203.9	$(0.7)
Other invested assets	—	(4.4	)(11)	—	4.6	—	0.2	(4.4)
Credit derivative asset (liability), net(9)	(622.8)	286.8	(10)	—	(62.8)	—	(398.8)	224.9

		Six Months Ended June 30, 2009
								Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at June 30, 2009
		Total Pre-tax Realized/Unrealized Gains/(Losses)(1) Recorded in:
	Fair Value at December 31, 2008				Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3	Fair Value at June 30, 2009
		Net Income (Loss)		Other Comprehensive Income (Loss)
	(in millions)
Fixed maturity securities	$44.7	$(7.0	)(2)	$11.0	$154.7	$—	$203.4	$(0.0)
Other invested assets	117.8	24.9	(12)	—	(15.2)	—	127.5	25.2
FP segment investment portfolio(3)	1,702.4	(139.3	)(5)	(9.8)	(59.4)	—	1,493.9	(9.8)
FP segment derivatives(3)	59.3	0.0	(8)	—	—	—	59.3	0.0
Other assets	100.0	(18.6	)(6)	—	—	—	81.4	(18.6)
FP segment debt(3)	(799.1)	(225.4	)(7)	—	0.1	—	(1,024.4)	(219.7)
Credit derivative asset (liability), net(9)	(1,256.4)	712.3	(10)	—	(67.2)	—	(611.3)	622.1

(1)
Realized and unrealized gains/(losses) from changes in values of Level 3 are only for the periods in which the financial instruments were classified as Level 3.

(2)
Included in net realized investment gains (losses) from financial guaranty investment portfolio.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

6. Fair Value Measurement (Continued)

(3)
Amount in net income (loss) is offset in noncontrolling interest.

(4)
Included in net change in financial guaranty variable interest entities.

(5)
OTTI reported in net realized gains (losses) from financial products segment and interest income reported in net interest income from financial products segment.

(6)
Reported in fair value gain (loss) on committed capital securities.

(7)
Unrealized gain is reported in net unrealized gains (losses) on financial instruments at fair value, and interest expense is reported in net interest expense from financial products segment.

(8)
Reported in net interest income from financial products segment if designated in a qualifying fair-value hedging relationship, or net realized and unrealized gains (losses) on derivative instruments if not so designated.

(9)
Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(10)
Reported in net change in fair value of credit derivatives.

(11)
Reported in other income.

(12)
Reported in net unrealized gains (losses) on financial instruments at fair value.

        The carrying amount and estimated fair value of financial instruments are presented in the following table:

Fair Value of Financial Instruments

	As of December 31, 2010		As of December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$4,678.7	$4,678.7	$5,183.6	$5,183.6
Short-term investments	588.7	588.7	542.0	542.0
Other invested assets	131.9	141.8	154.4	162.1
Note receivable from affiliate	300.0	314.0	300.0	300.0
Credit derivative assets	181.8	181.8	227.0	227.0
Financial guaranty VIEs' assets	3,368.4	3,368.4	—	—
Other assets	7.6	7.6	5.5	5.5
Liabilities:
Financial guaranty insurance contracts(1)	2,880.2	2,853.8	4,196.1	4,032.9
Notes payable	127.0	131.0	149.1	148.5
Credit derivative liabilities	592.8	592.8	625.8	625.8
Financial guaranty VIEs' liabilities with recourse	2,403.5	2,403.5	762.7	762.7
Financial guaranty VIEs' liabilities without recourse	1,518.4	1,518.4	—	—

(1)
Includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

7. Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

        Credit derivatives are recorded at fair value. Changes in fair value are recorded in "net change in fair value of credit derivatives" on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, contractual claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission income and realized gains or losses related to their early termination. Net unrealized gains (losses) on credit derivatives represent the adjustments for changes in fair value in excess of realized gains and other settlements that are recorded in each reporting period. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 6 for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

        The Company has a portfolio of financial guaranty contracts accounted for as derivatives (primarily CDS) that meet the definition of a derivative in accordance with GAAP. Management considers these agreements to be a normal part of its financial guaranty business. A loss payment is made only upon the occurrence of one or more defined credit events with respect to referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. Credit derivative transactions are governed by ISDA documentation and operate differently from financial guaranty contracts accounted for as insurance. For example, the Company's control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty contract accounted for as insurance. In addition, while the Company's exposure under credit derivatives, like the Company's exposure under financial guaranty contracts accounted for as insurance, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

7. Financial Guaranty Contracts Accounted for as Credit Derivatives (Continued)

Credit Derivative Net Par Outstanding by Sector

        The estimated remaining weighted average life of credit derivatives was 3.2 years at December 31, 2010 and 3.4 years at December 31, 2009. The components of the Company's credit derivative net par outstanding as of December 31, 2010 and December 31, 2009 are:

Net Par Outstanding on Credit Derivatives

	As of December 31, 2010				As of December 31, 2009
Asset Type	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding	Weighted Average Credit Rating(2)	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding	Weighted Average Credit Rating(2)
	(dollars in millions)
Pooled corporate obligations:
CLOs/CBOs	27.4%	28.3%	$24,498	AAA	27.6%	25.1%	$27,113	AAA
Synthetic investment grade pooled corporate(3)	17.0	16.8	14,008	AAA	17.4	15.7	12,493	AAA
Synthetic high yield pooled corporate	34.8	34.7	8,020	AAA	36.7	34.4	11,705	AAA
TruPS CDOs	56.2	63.0	89	AA	49.6	52.4	99	AA
Market value CDOs of corporate obligations	17.0	49.9	1,492	AAA	17.0	32.3	1,492	AAA

Total pooled corporate obligations	25.2	26.6	48,107	AAA	26.8	25.1	52,902	AAA
U.S. RMBS:
Subprime first lien (including net interest margin)	—	—	165	BB+	—	—	174	BB+
Closed end second lien and HELOCs(4)	—	—	173	BBB	—	—	221	BBB

Total U.S. RMBS	—	—	338	BBB-	—	—	395	BBB-
Other			4,605	A			4,679	A

Total			$53,050	AAA			$57,976	AAA

(1)
Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)
Based on the Company's internal rating. The Company's rating scale is similar to that used by the nationally recognized rating agencies; however, the ratings in the above table may not be the same as ratings assigned by any nationally recognized rating agency.

(3)
Increase in net par outstanding in the synthetic investment grade pooled corporate sector is due principally to the reassumption of a previously ceded book of business.

(4)
Many of the closed end second lien transactions insured by the Company have unique structures whereby the collateral may be written down for losses without a corresponding write-down of the obligations insured by the Company. Many of these transactions are currently under-collateralized, with the principal amount of collateral being less than the principal amount of the obligation insured by the Company. The Company is not required to pay principal shortfalls until legal maturity (rather than making timely principal payments), and takes the under-collateralization into account when estimating expected losses for these transactions.

        The Company's exposure to pooled corporate obligations is highly diversified in terms of obligors and, except in the case of TruPS CDOs, industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company's pooled corporate exposure consists of collateralized loan obligations ("CLOs") or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% and typically restrict the maximum exposure to any one industry to approximately 10%. The Company's exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

        The $4.6 billion of exposure in "Other" CDS contracts includes asset classes, such as commercial receivables, international infrastructure, international RMBS and home equity securities, and pooled infrastructure securities.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

7. Financial Guaranty Contracts Accounted for as Credit Derivatives (Continued)

        The following table summarizes net par outstanding by rating of the Company's credit derivatives as of December 31, 2010 and December 31, 2009.

Distribution of Credit Derivative Net Par Outstanding by Rating(1)

	December 31, 2010		December 31, 2009
Ratings(1)	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
Super Senior	$17,409	32.8%	$22,892	39.6%
AAA	26,757	50.4	19,275	33.2
AA	4,351	8.2	9,939	17.1
A	2,320	4.4	3,539	6.1
BBB	1,496	2.8	1,611	2.8
BIG	717	1.4	720	1.2

Total credit derivative net par outstanding	$53,050	100.0%	$57,976	100.0%

(1)
Represents the Company's internal rating. The Company's ratings scale is similar to that used by the NRSROs; however, the ratings in the above table may not be the same as ratings assigned by any such rating agency. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company's AAA-rated exposure on its internal rating scale has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to the Company's exposure or (2) the Company's exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes the Company's attachment point to be materially above the AAA attachment point.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

7. Financial Guaranty Contracts Accounted for as Credit Derivatives (Continued)

Net Change in Fair Value of Credit Derivatives

        The following table disaggregates the components of net change in fair value of credit derivatives.

Net Change in Fair Value of Credit Derivatives
Gain (Loss)

	Year Ended December 31,	Six Month Ended December 31,	Six Month Ended June 30,
	2010	2009	2009
		(in millions)
Realized gains on credit derivatives(1)	$100.4	$56.6	$44.2
Net credit derivative losses (paid and payable) recovered and recoverable	(38.6)	6.9	15.8

Total realized gains and other settlements on credit derivatives	61.8	63.5	60.0
Total unrealized gains and other settlements on credit derivatives	(10.7)	223.4	652.3

Net change in fair value of credit derivatives	$51.1	$286.9	$712.3

(1)
Comprised of net credit derivative premiums received and receivable and net ceding commissions (paid and payable) received and receivable.

        Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, credit ratings of the referenced entities, realized gains and other settlements, and the issuing company's own credit rating and other market factors. Except for estimated credit impairments (i.e., net expected payments), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. During 2010 and 2009, the Company made $26.0 million and $4.0 million in claim payments on credit derivatives, respectively. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

7. Financial Guaranty Contracts Accounted for as Credit Derivatives (Continued)

Net Change in Unrealized Gains (Losses) in Credit Derivatives
By Sector

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
Asset Type	2010	2009	2009
		(in millions)
Pooled corporate obligations:
CLOs/CBOs	$(2.6)	$225.5	$243.3
Synthetic investment grade pooled corporate	(1.4)	(27.0)	245.0
Synthetic high yield pooled corporate	10.7	104.7	244.7
TruPS CDOs	0.3	2.7	1.3
Market value CDOs of corporate obligations	0.2	5.7	7.2

Total pooled corporate obligations	7.2	311.6	741.5
U.S. RMBS:
Subprime first lien (including net interest margin)	1.1	0.1	1.1
Closed end second lien and HELOCs	(2.0)	11.5	(22.3)

Total U.S. RMBS	(0.9)	11.6	(21.2)
Other(1)	(17.0)	(99.8)	(68.0)

Total	$(10.7)	$223.4	$652.3

(1)
"Other" includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS and home equity securities, and pooled infrastructure securities.

        In the year ended December 31, 2010, unrealized fair value losses were generated primarily in the Other asset class. The loss in Other was primarily attributable to price declines on a XXX life securitization transaction. During 2010, AGM's spreads widened. However, gains due to the widening of the Company's own CDS spread were offset by declines in fair value resulting from price changes.

        In 2009, AGM's credit spreads narrowed; however they remained relatively wide compared to pre-2007 levels. Partially offsetting the benefit attributable to AGM's wide credit spread were declines in fixed income security market prices primarily attributable to widening spreads across several markets as a result of the continued deterioration in credit markets and some credit rating downgrades.

        The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company's own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGM has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGM has an effect of offsetting unrealized gains that result from narrowing

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

7. Financial Guaranty Contracts Accounted for as Credit Derivatives (Continued)

general market credit spreads. An overall narrowing of spreads generally results in an unrealized gain on credit derivatives for the Company and an overall widening of spreads generally results in an unrealized loss for the Company.

Effect of the Company's Credit Spread on Credit Derivatives Fair Value

	As of December 31,
	2010	2009
	(dollars in millions)
Quoted price of CDS contract (in basis points)	650	541
Fair value of CDS contracts:
Before considering implication of the Company's credit spreads	$(1,491.8)	$(2,289.0)
After considering implication of the Company's credit spreads	$(411.0)	$(398.8)

Components of Credit Derivative Assets (Liabilities)

	As of December 31,
	2010	2009
	(in millions)
Credit derivative assets	$181.8	$227.0
Credit derivative liabilities	(592.8)	(625.8)

Net fair value of credit derivatives	$(411.0)	$(398.8)

        As of December 31, 2010, AGM's credit spreads remained relatively wide compared to pre-2007 levels, as did general market spreads. The $1.5 billion liability as of December 31, 2010, which represents the fair value of CDS contracts before considering the implications of AGM's credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are pooled corporate obligations. When looking at December 31, 2010 compared to December 31, 2009, there was tightening of general market spreads as well as a run-off in net par outstanding, resulting in a gain of approximately $797.2 million before taking into account AGM's credit spreads.

        Management believes that the trading level of AGM's credit spreads are due to the correlation between AGM's risk profile and that experienced currently by the broader financial markets and increased demand for credit protection against AGM as the result of its financial guaranty volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM's credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO and CLO markets as well as continuing market.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

7. Financial Guaranty Contracts Accounted for as Credit Derivatives (Continued)

Sensitivity to Changes in Credit Spread

        The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that they both assume:

	As of December 31, 2010
Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(907.2)	$(496.2)
50% widening in spreads	(664.1)	(253.1)
25% widening in spreads	(540.2)	(129.2)
10% widening in spreads	(465.1)	(54.1)
Base Scenario	(411.0)	—
10% narrowing in spreads	(376.1)	34.9
25% narrowing in spreads	(324.0)	87.0
50% narrowing in spreads	(237.7)	173.3

(1)
Includes the effects of spreads on both the underlying asset classes and the Company's own credit spread.

8. Consolidation of Variable Interest Entities

        The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are over-collateralization, first loss protection (or subordination) and excess spread. In the case of over-collateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses of multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction's cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional over-collateralization), or distributed to equity or other investors in the transaction.

Accounting Policy

        For all years presented, the Company has evaluated whether it was the primary beneficiary or control party of its VIEs. If the Company concludes that it is the primary beneficiary it is required to

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

8. Consolidation of Variable Interest Entities (Continued)

consolidate the entire VIE. The accounting rules governing the criteria for determining the primary beneficiary or control party of VIEs changed effective January 1, 2010.

        Prior to January 1, 2010, the Company determined whether it was the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that included, among other factors, its capital structure, contractual terms, which variable interests create or absorb variability, related party relationships and the design of the VIE. The Company performed a quantitative analysis when qualitative analysis was not conclusive.

        Effective January 1, 2010, accounting standards now require the Company to perform an analysis to determine whether its variable interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Additionally, this guidance requires an ongoing reassessment of whether the Company is the primary beneficiary of a VIE.

        As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. Under GAAP, the Company is deemed to be the control party typically when its protective rights give it the power to both terminate and replace the deal servicer.

        VIEs' liabilities insured by the Company are considered to be with recourse, since the Company guarantees the payment of principal and interest regardless of the performance of the related VIEs' assets. VIEs' liabilities not insured by the Company are considered to be non-recourse, since the payment of principal and interest of these liabilities is wholly dependent on the performance of the VIEs' assets.

Adoption of Consolidation of VIE Standard on January 1, 2010

        The new accounting mandated the accounting changes prescribed by the statement to be recognized as a cumulative effect adjustment to retained earnings on January 1, 2010. This cumulative effect was a $166.6 million after-tax decrease to the opening retained earnings balance due to the

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

8. Consolidation of Variable Interest Entities (Continued)

consolidation of 18 VIEs at fair value and the deconsolidation of four VIEs. The impact of adopting the new accounting guidance was as follows:

	As of December 31, 2009	Transition Adjustment	As of January 1, 2010
	(in millions)
Assets:
Premiums receivable	$787.4	$(9.9)	$777.5
Deferred tax asset, net	972.4	89.7	1,062.1
Financial guaranty variable interest entities' assets	762.3	814.7	1,577.0
Total assets	10,898.5	894.5	11,793.0
Liabilities and shareholders' equity:
Unearned premium reserves	6,468.3	(121.9)	6,346.4
Loss and LAE reserve	55.3	16.8	72.1
Financial guaranty variable interest entities' liabilities with recourse	762.7	957.9	1,720.6
Financial guaranty variable interest entities' liabilities without recourse	—	207.9	207.9
Total liabilities	8,824.4	1,060.7	9,885.1
Retained earnings	743.4	(166.6)	576.8
Total shareholders' equity attributable to Assured Guaranty Municipal Corp.	2,074.5	(166.6)	1,907.9
Noncontrolling interest of financial guaranty variable interest entities	(0.4)	0.4	—
Total shareholders' equity	2,074.1	(166.2)	1,907.9
Total liabilities and shareholders' equity	10,898.5	894.5	11,793.0

        At December 31, 2009, the Company consolidated four VIEs that had issued debt obligations insured by the Company. Under the new accounting standard effective January 1, 2010, consolidation was no longer required and, accordingly, the four VIEs were deconsolidated at fair value, which was approximately $791.9 million in VIEs' assets and $788.7 million in VIEs' liabilities. The impact of this deconsolidation is included in the "Transition Adjustment" amounts above.

Consolidated VIEs

        During the year ended December 31, 2010, the Company determined that based on the assessment of its control rights over servicer or collateral manager replacement, given that servicing/managing collateral were deemed to be the VIEs' most significant activities, eight additional VIEs required consolidation and two VIEs were required to be deconsolidated, bringing the total consolidated VIEs to 24 at December 31, 2010. This resulted in an increase in financial guaranty variable interest entities' assets of $2,039.3 million, an increase in financial guaranty variable interest entities' liabilities of $2,385.6 million and a net loss on consolidation of $237.0 million, which was included in "net change in financial guaranty variable interest entities" in the consolidated statement of operations.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

8. Consolidation of Variable Interest Entities (Continued)

        The financial reports of the consolidated VIEs are prepared by outside parties and are not available within the time constraints that the Company requires to ensure the financial accuracy of the operating results. As such, the financial results of the VIEs are consolidated on a one quarter lag. The Company has elected the fair value option for assets and liabilities classified as financial guaranty variable interest entities' assets and liabilities. Upon consolidation of financial guaranty VIEs, the Company elected the fair value option because the carrying amount transition method was not practical.

        The table below shows the carrying value of the consolidated VIE assets and liabilities in the Company's consolidated financial statements, segregated by the types of assets held by VIEs that collateralize their respective debt obligations:

Consolidated VIEs
By Type of Collateral

	As of December 31, 2010		As of December 31, 2009
	Assets	Liabilities	Assets	Liabilities
	(in millions)
HELOCs	$857.1	$1,021.2	$—	$—
First liens
Subprime	528.7	612.7	—	—
Option ARMs	1,303.5	1,587.5	—	—
Alt-A second liens	86.2	107.6	—	—
Automobile loans	486.8	486.8	—	—
Credit card loans	106.1	106.1	233.4	233.1
Health care receivables	—	—	211.8	212.5
Consumer loans	—	—	199.2	199.2
Gas pipeline tariffs	—	—	117.9	117.9

Total	$3,368.4	$3,921.9	$762.3	$762.7

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

8. Consolidation of Variable Interest Entities (Continued)

        The table below shows the consolidated statement of operations activity of the consolidated VIEs:

Effect of Consolidating Financial Guaranty VIEs on Net Income
and Shareholder's Equity attributable to AGM

	Year Ended December 31, 2010	Six Months Ended December 31, 2009
	(in millions)
Net earned premiums	$(46.2)	$—
Net change in financial guaranty variable interest entities:
Interest income	192.7	7.8
Interest expense	(72.7)	(7.6)
Net realized and unrealized gains (losses) on assets	(345.1)	—
Net realized and unrealized (gains) losses on liabilities with recourse	93.8	—
Net realized and unrealized (gains) losses on liabilities without recourse	2.2	—
Other income	4.3	0.8
Other expenses	(69.5)	(2.2)

Net change in financial guaranty variable interest entities	(194.3)	(1.2)
Loss and loss adjustment expenses	63.4	—

Total pre-tax effect on net income	(177.1)	(1.2)
Less: tax provision (benefit)	(62.0)	—

Total effect on net income	(115.1)	(1.2)
Less: noncontrolling interest	—	(1.2)

Total effect on net income attributable to Assured Guaranty Municipal Corp	$(115.1)	$—

Total effect on shareholder's equity attributable to Assured Guaranty Municipal Corp	$(281.7)	$—

Non-Consolidated VIEs

        To date, the results of qualitative and quantitative analyses have indicated that the Company does not have a majority of the variability in any other VIEs and, as a result, are not consolidated in the Company's consolidated financial statements. The Company's exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 4.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

9. General Investment Portfolio

Accounting Policy

        Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds. All the Company's fixed maturity securities were classified as available-for-sale at the time of purchase, and therefore carried at fair value with change in fair value recorded in OCI, unless OTTI. Changes in fair value for OTTI securities are bifurcated between credit losses and non-credit changes in fair value. Credit losses on OTTI securities are recorded in the consolidated statement of operations and the non-credit component of OTTI securities are recorded in OCI. OTTI credit losses adjust the amortized cost of impaired securities. That new amortized cost basis is not adjusted for subsequent recoveries in fair value. However, the amortized cost basis is adjusted for accretion and amortization using the effective interest method and recorded in net investment income.

        Prior to April 1, 2009, if a security was deemed to be OTTI, the entire difference between fair value and the amortized cost of a debt security at the measurement date was recorded in the consolidated statement of operations as a realized loss. The previous amortized cost basis less the OTTI recognized in earnings was the new amortized cost basis of the investment. That new amortized cost basis was not adjusted for subsequent recoveries in fair value. However, if, based on cash flow estimates on the date of impairment, the recoverable value of the investment was greater than the new cost basis (i.e., the fair value on the date of impairment) of the investment, the difference was accreted into net investment income in future periods based upon the amount and timing of expected future cash flows of the security.

        Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities.

        For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments required due to the resulting change in effective yields and maturities are recognized in current income.

        Other invested assets includes assets acquired in refinancing transactions which are primarily comprised of franchise loans which are evaluated for impairment by assessing the probability of collecting expected cash flows. Any impairment is recorded in the consolidated statement of operations and any subsequent increases in expected cash flow are recorded as an increase in yield over the remaining life of the loans.

Assessment for Other-Than Temporary Impairments

        Since April 1, 2009, if an OTTI has occurred, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss. If an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost, the OTTI is recognized in earnings equal to the entire difference between the investment's amortized cost basis and its fair value at the balance sheet date.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

9. General Investment Portfolio (Continued)

        If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

        The Company has a formal review process for all securities in its investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include:

  •
  a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

  •
  a decline in the market value of a security for a continuous period of 12 months;

  •
  recent credit downgrades of the applicable security or the issuer by rating agencies;

  •
  the financial condition of the applicable issuer;

  •
  whether loss of investment principal is anticipated;

  •
  whether scheduled interest payments are past due; and

  •
  whether the Company has the intent to sell or more likely than not will be required to sell a security prior to its recovery in fair value.

        For all debt securities in unrealized loss positions where the Company (1) does not have the intent to sell the debt security or (2) it is more likely than not the Company will not be required to sell the debt security before its anticipated recovery, the Company analyzes the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an OTTI loss is recorded. The net present value is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis of an investment, as mentioned above, and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other data relevant to the collectability of the security. For mortgage-backed and asset backed securities, cash flow estimates also include prepayment assumptions and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The determination of the assumptions used in these projections requires the use of significant management judgment.

        The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

9. General Investment Portfolio (Continued)

Fixed Maturity Securities and Short Term Investments

        The difference between fair value at the Acquisition Date and par value or projected future cash is being amortized through net investment income over the estimated lives of each security. For the year ended December 31, 2010 and six months ended December 31, 2009, net investment income included approximately $22.8 million and $28.2 million, respectively, in amortization of premium on the investment portfolio.

Net Investment Income

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)
Income from fixed maturity securities	$185.4	$92.7	$123.4
Income from short-term investments	(0.4)	1.4	1.2
Dividends	—	—	—
Interest income from note receivable from affiliate	15.0	0.5	—

Gross investment income	200.0	94.6	124.6
Investment expense	(4.0)	(2.6)	(2.0)

Net investment income	$196.0	$92.0	$122.6

Net Realized Investment Gains (Losses)

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)
Realized gains on investment portfolio	$20.1	$3.6	$8.2
Realized losses on investment portfolio	(6.5)	(1.5)	(18.4)
OTTI:
Intent to sell	(2.3)	—	(3.2)
Credit component of OTTI securities	(23.3)	(0.8)	—

OTTI	(25.6)	(0.8)	(3.2)

Net realized investment gains (losses)	$(12.0)	$1.3	$(13.4)

        For fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI balance at January 1, 2010 was $0 and at December 31, 2010 was $7.3 million attributable to additions for credit losses on securities for which an OTTI was not previously recognized.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

9. General Investment Portfolio (Continued)

Fixed Maturity Securities and Short-Term Investments
By Security Type

	As of December 31, 2010
Investments Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI(2)	Weighted Average of Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	3%	$147.4	$3.8	$—	$151.2	$—	AA+
Obligations of state and political subdivisions	64	3,364.1	73.5	(20.4)	3,417.2	(0.8)	AA
Corporate securities	4	193.2	2.1	(2.8)	192.5	—	AA-
Mortgage-backed securities:(4)
RMBS	7	371.6	9.7	(36.8)	344.5	(15.4)	A+
CMBS	0	18.1	0.3	(0.1)	18.3	—	AAA
Asset-backed securities	6	300.8	1.6	(4.6)	297.8	(4.1)	BBB-
Foreign government securities	5	263.0	0.4	(6.2)	257.2	—	AA+

Total fixed maturity securities	89	4,658.2	91.4	(70.9)	4,678.7	(20.3)	AA
Short-term investments	11	588.4	0.3	—	588.7	—	AAA

Total fixed maturity and short-term investments	100%	$5,246.6	$91.7	$(70.9)	$5,267.4	$(20.3)	AA

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

9. General Investment Portfolio (Continued)

	As of December 31, 2009
Investments Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average of Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	3%	$177.0	$0.3	$(1.2)	$176.1	AAA
Obligations of state and political subdivisions	67	3,755.6	117.6	(1.6)	3,871.6	AA-
Corporate securities	2	132.0	1.2	(1.5)	131.7	AA-
Mortgage-backed securities(4)
RMBS	8	444.4	9.8	(6.9)	447.3	AA+
CMBS	—	—	—	—	—	—
Asset-backed securities	5	287.1	—	(0.4)	286.7	BIG
Foreign government securities	5	273.0	0.4	(3.2)	270.2	AA+

Total fixed maturity securities	90	5,069.1	129.3	(14.8)	5,183.6	AA-
Short-term investments	10	541.9	0.7	(0.6)	542.0	AAA

Total fixed maturity and short-term investments	100%	$5,611.0	$130.0	$(15.4)	$5,725.6	AA-

(1)
Based on amortized cost.

(2)
Accumulated other comprehensive income ("AOCI").

(3)
Ratings in the table above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies which use internal ratings classifications. The Company's portfolio is comprised primarily of high-quality, liquid instruments.

(4)
As of December 31, 2010 and December 31, 2009, respectively, approximately 75% and 95% of the Company's total mortgage backed securities were government agency obligations.

        The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions. The following tables summarize, for all securities in an unrealized loss position as of December 31, 2010 and December 31, 2009, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

9. General Investment Portfolio (Continued)

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time

	As of December 31, 2010
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
U.S. government and agencies	$3.5	$—	$—	$—	$3.5	$—
Obligations of state and political subdivisions	786.2	(20.0)	2.1	(0.4)	788.3	(20.4)
Corporate securities	84.3	(2.8)	—	—	84.3	(2.8)
Mortgage-backed securities
RMBS	72.3	(27.7)	12.2	(9.1)	84.5	(36.8)
CMBS	5.4	(0.1)	—	—	5.4	(0.1)
Asset-backed securities	197.4	(4.6)	—	—	197.4	(4.6)
Foreign securities	245.3	(6.2)	—	—	245.3	(6.2)

Total	$1,394.4	$(61.4)	$14.3	$(9.5)	$1,408.7	$(70.9)

Number of securities		194		6		200

Number of securities with OTTI		6		1		7

	As of December 31, 2009
	Less than 12 months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
U.S. government and agencies	$126.1	$(1.2)	$126.1	$(1.2)
Obligations of state and political subdivisions	230.0	(1.6)	230.0	(1.6)
Corporate securities	112.1	(1.5)	112.1	(1.5)
Mortgage-backed securities
RMBS	94.0	(6.9)	94.0	(6.9)
CMBS	—	—	—	—
Asset-backed securities	75.6	(0.4)	75.6	(0.4)
Foreign securities	246.3	(3.2)	246.3	(3.2)

Total	$884.1	$(14.8)	$884.1	$(14.8)

Number of securities		220		220

        The increase in gross unrealized losses during 2010 was due to the increase in U.S. Treasury yields during the fourth quarter of 2010.

        Of the securities in an unrealized loss position for 12 months or more as of December 31, 2010, four securities had unrealized losses greater than 10% of book value. The total unrealized loss for

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

9. General Investment Portfolio (Continued)

these securities as of December 31, 2010 was $9.5 million. The Company has determined that these securities were not impaired as of December 31, 2010.

        The amortized cost and estimated fair value of long term available-for-sale fixed maturity securities by contractual maturity as of December 31, 2010 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed Maturity Securities
by Contractual Maturity

	As of December 31, 2010
	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$35.7	$35.5
Due after one year through five years	672.2	676.3
Due after five years through ten years	1,331.7	1,354.0
Due after ten years	2,228.9	2,250.1
Mortgage-backed securities:
RMBS	371.6	344.5
CMBS	18.1	18.3

Total	$4,658.2	$4,678.7

        To fulfill state licensing requirements the Company has placed on deposit eligible securities of $10.9 million and $12.6 million as of December 31, 2010 and December 31, 2009, respectively, for the protection of policyholders.

        No material investments of the Company were non-income producing for the year ended December 31, 2010, six months ended December 31, 2009 and six months ended June 30, 2009, respectively.

        The Company has purchased securities that it has insured, and for which it has expected losses, in order to economically mitigate insured losses. These securities are purchased at a discount. As of December 31, 2010, securities purchased for loss mitigation purposes had a fair value of $70.8 million representing $273.3 million of par. Under the terms of certain credit derivative contracts, the Company has obtained the obligations referenced in the transactions and recorded such assets in fixed maturity securities in the consolidated balance sheets. Such amounts totaled $166.2 million, representing $251.8 million of par.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

9. General Investment Portfolio (Continued)

Other Invested Assets

Assets Acquired in Refinancing Transactions

        The Company has rights under certain of its financial guaranty insurance policies and indentures that allow it to accelerate the insured notes and pay claims under its insurance policies upon the occurrence of predefined events of default. To mitigate financial guaranty insurance losses, the Company may elect to purchase the outstanding insured obligation or its underlying collateral. Generally, refinancing vehicles reimbursed AGM in whole for its claim payments in exchange for assignments of certain of AGM's rights against the trusts. The refinancing vehicles obtained their funds from the proceeds of AGM-insured GICs issued in the ordinary course of business by the Financial Products Companies. The refinancing vehicles are consolidated with the Company. The carrying value of assets acquired in refinancing transactions was $129.4 million and $152.4 million as of December 31, 2010 and 2009, respectively and primarily comprised of franchise loans. The accretable yield on the franchise loans was $137.1 million and $141.1 million at December 31, 2010 and 2009, respectively.

        Income on assets acquired in refinancing transactions is recorded in "other income" was $6.7 million for year ended December 31, 2010, $3.2 million and $4.3 million for six months ended December 31, 2009 and June 30, 2009, respectively.

10. FP Segment Investment Portfolio

        The Company's "FP Segment Investment Portfolio", consisted of the investments supporting the FP VIE liabilities. The Company intended to, and on July 1, 2009, did transfer to Dexia the FP Investment Portfolio as part of the separation of the FP and Financial Guaranty businesses immediately prior to the sale of AGMH. As a result, the Company was required to record an OTTI charge in the consolidated statements of operations for all assets in the FP Investment Portfolio in an unrealized loss position. OTTI was $120.9 million in the first six months of 2009.

11. Insurance Company Regulatory Requirements

        Each of the Company's insurance companies' ability to pay dividends depends, among other things, upon their financial condition, results of operations, cash requirements and compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of their state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

        The Company's U.S. domiciled insurance companies prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners ("NAIC") and their respective insurance departments. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. There are no permitted accounting practices on a statutory basis.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

11. Insurance Company Regulatory Requirements (Continued)

        GAAP differs in certain significant respects from statutory accounting practices, applicable to insurance companies, that are prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

  •
  upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

  •
  acquisition costs are charged to operations as incurred rather than over the period that related premiums are earned;

  •
  a contingency reserve is computed based on the following statutory requirements:

  1)
  for all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus

  2)
  for all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

  •
  certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

  •
  deferred tax assets are generally admitted to the extent reversals of existing temporary differences in the subsequent year can be recovered through carryback or if greater, the amount of deferred tax asset expected to be realized within one year of the balance sheet date;

  •
  insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value;

  •
  bonds are generally carried at amortized cost rather than fair value;

  •
  VIEs and refinancing vehicles are not consolidated;

  •
  surplus notes are recognized as surplus rather than as a liability unless approved for repayment

  •
  push-down acquisition accounting is not applicable under statutory accounting practices

  •
  present value of expected losses are discounted at 5% and recorded without consideration of the deferred premium revenue as opposed to discounted at the risk free rate at the end of each reporting period and only to the extent they exceed deferred premium revenue.

        Statutory net income was $401.8 million for the year ended December 31, 2010, net income was $244.1 million for six months ended December 31, 2009 and net loss was $15.9 million for the period of six months ended June 30, 2009. Statutory surplus totaled $992.7 million at December 31, 2010 and $909.4 million at December 31, 2009. Statutory contingency reserve was $1,585.4 million at December 31, 2010 and $1,323.0 million at December 31, 2009.

Dividend Restrictions and Capital Requirements

        AGM is a New York domiciled insurance company. Under the insurance laws of the State of New York (the "New York Insurance Law") and related requirements, AGM may pay dividends out of

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

11. Insurance Company Regulatory Requirements (Continued)

earned surplus, provided that, together with all dividends declared or distributed by AGM during the preceding 12 months, the dividends do not exceed the lesser of (a) 10% of policyholders' surplus as of its last statement filed with the Superintendent of Insurance of the State of New York (the "New York Superintendent") or (b) adjusted net investment income (net investment income at the preceding December 31, plus net investment income which has not already been paid out as dividends for the three calendar years prior to the preceding calendar year) during this period. Based on AGM's statutory statements for the year ended December 31, 2010, the maximum amount available for payment of dividends by AGM without regulatory approval over the 12 months following December 31, 2010, was approximately $92.7 million. However, in connection with the AGMH Acquisition, AGM has committed to the New York Insurance Department that it will not pay any dividends for a period of two years from the Acquisition Date without the written approval of the New York Insurance Department. Under New York insurance regulations, AGM is required at all times to maintain a minimum surplus of $66.5 million.

12. Income Taxes

Accounting Policy

        The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to that amount that is more likely than not to be realized.

        Non-interest-bearing tax and loss bonds are purchased to prepay the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

Provision for Income Taxes

        The Company's Bermuda subsidiary, Assured Guaranty (Bermuda) Ltd. (formerly Financial Security Assurance International Ltd. ("AGBM")), is not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AGBM will be exempt from taxation in Bermuda until March 28, 2016. The Company's U.S. and United Kingdom ("U.K.") subsidiary are subject to income taxes imposed by U.S. and U.K. authorities and file applicable tax returns.

        In conjunction with AGL's purchase of AGMH on July 1, 2009, AGM and its insurance company subsidiaries have joined the consolidated federal tax group of AGUS. A new tax sharing agreement was entered into effective July 1, 2009 whereby each company in the AGUS consolidated tax group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

12. Income Taxes (Continued)

Components of Income Tax Provision (Benefit)

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30
	2010	2009	2009
		(dollars in millions)
Current tax provision (benefit)	$(24.0)	$259.8	$7.8
Deferred tax provision (benefit)	175.2	(18.8)	262.1

Provision (benefit) for income taxes	$151.2	$241.0	$269.9

Effective tax rate	20.5%	24.5%	72.4%

        During the year ended December 31, 2010, a net tax benefit of $55.8 million was recorded by the Company due to the filing of an amended tax return which included the AGMH and Subsidiaries tax group. The amended return filed in September 2010 was for a period prior to the AGMH Acquisition and consequently, the Company no longer has a deferred tax asset related to net operating losses or alternative minimum tax credits associated with the AGMH Acquisition. Instead, the Company has recorded additional deferred tax assets for loss reserves and foreign tax credits and has decreased its liability for uncertain tax positions. The event giving rise to this recognition occurred after the Measurement Period as defined by acquisition accounting and thus the amount is included in the year ended December 31, 2010 net income.

        A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below:

Effective Tax Rate Reconciliation

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)
Expected tax provision at statutory rate	$257.9	$344.1	$130.4
Tax-exempt interest	(46.0)	(26.8)	(29.0)
True-up from tax return filings(1)	(51.6)	—	—
Change in liability for uncertain tax positions(1)	(7.7)	4.0	—
Goodwill	—	(81.4)	—
Fair value adjustment for CPS	—	—	6.5
Noncontrolling interest	—	—	160.1
Other	(1.4)	1.1	1.9

Total provision (benefit) for income taxes	$151.2	$241.0	$269.9

(1)
Of the $55.8 million tax benefit related to an amended return for a period prior to the AGMH Acquisition, $9.2 million was related to a change in liability for uncertain tax positions.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

12. Income Taxes (Continued)

        The deferred income tax asset (liability) reflects the tax effect of the following temporary differences:

	As of December 31,
	2010	2009
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$145.6	$132.7
Reserves for losses and LAE, net of salvage and subrogation	2.0	—
Tax and loss bonds	25.8	—
Deferred ceding commission income	29.0	9.5
Unearned premium reserve, net	621.0	842.2
Net operating loss carry forward	—	78.2
Tax credits	22.3	26.4
Financial guaranty VIEs'	151.4	—
Undistributed earnings	35.1	25.6
Other	15.3	7.2

Total deferred income tax assets	1,047.5	1,121.8

Deferred tax liabilities:
Contingency reserves	25.8	—
Reserves for losses and LAE, net of salvage and subrogation	—	62.9
Unrealized appreciation on investments	29.6	62.6
Other	35.7	23.9

Total deferred income tax liabilities	91.1	149.4

Net deferred income tax asset	$956.4	$972.4

        As of December 31, 2010, the Company had foreign tax credits carry forward of $22.3 million which never expire. Internal Revenue Code limits the amounts of foreign tax credits the Company may utilize each year. Management believes sufficient future taxable income exists to realize the full benefit of these foreign tax credits.

Taxation of Subsidiaries

        The Company's Bermuda subsidiary is not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company's U.K. subsidiary is subject to income taxes imposed by U.K. authorities and file applicable tax returns. In addition, the U.K subsidiary has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation.

        The U.S. Internal Revenue Service ("IRS") has completed audits of all of the Company's U.S. subsidiaries' federal income tax returns for taxable years through 2005. AGMH and subsidiaries are under audit for 2008 while as members of the Dexia Holdings Inc. consolidated group. The Company is indemnified by Dexia for any potential liability associated with this audit of any periods prior to the AGMH acquisition.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

12. Income Taxes (Continued)

Uncertain Tax Positions

        The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits recorded under ASC 740-10-25. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

Reconciliation of Unrecognized Tax Benefit

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)
Balance, beginning of the period	$12.8	$14.5	$14.5
Acquisition accounting adjustment	—	(5.7)	—

Balance, July 1, 2009	12.8	8.8	—
Increase in unrecognized tax benefits as a result of position taken during the current period	—	4.0	—
True-up from tax return filings	(7.7)	—	—
Reduction as a result of a lapse in statute of limitations	—	—	—

Balance, end of period	$5.1	$12.8	$14.5

        The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2010, the Company has accrued $1.1 million in interest and penalties.

Tax Treatment of CDS

        The Company treats the guaranty it provides on CDS as insurance contracts for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized mark to market loss would revert to zero absent any credit related losses.

        The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

12. Income Taxes (Continued)

Valuation Allowance

        The Company came to the conclusion that it is more likely than not that its deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The evidence that was considered included the following:

Negative Evidence

  •
  Although the Company believes that income or losses for its CDS are properly characterized for tax purposes as ordinary, the federal tax treatment is an unsettled area of tax law, as noted above.

  •
  Changes in the fair value of CDS have resulted in significant swings in the Company's net income in recent periods. Changes in the fair value of CDS in future periods could result in the U.S. consolidated tax group having a pre-tax loss under GAAP. Although not recognized for tax, this loss could result in a cumulative three year pre-tax loss, which is considered significant negative evidence for the recoverability of a deferred tax asset under GAAP.

Positive Evidence

  •
  The deferred tax asset on deferred premium revenue resulted primarily from the increase in deferred premium revenue from acquisition accounting adjustments. As the deferred premium revenue amortizes into income, the deferred tax asset will be released.

  •
  The mark-to-market loss on CDS is not considered a tax event, and therefore no taxable loss has occurred.

  •
  After analysis of the current tax law on CDS the Company believes it is more likely than not that the CDS will be treated as ordinary income or loss for tax purposes.

  •
  Assuming a hypothetical loss was triggered for the amount of deferred tax asset, there would be enough taxable income in the future to offset it as follows:

  (a)
  The amortization of the tax-basis deferred premium revenue of $2.1 billion as of December 31, 2010 as well as the collection of future installment premiums on contracts already written the Company believes will result in significant taxable income in the future.

  (b)
  Although the Company has a significant tax exempt portfolio, this can be converted to taxable securities as permitted as a tax planning strategy under GAAP.

  (c)
  The mark-to-market loss is reflective of market valuations and will change from quarter to quarter. It is not indicative of the Company's ability to write new business. The Company writes and continues to write new business which will increase the amortization of unearned premium and investment portfolio resulting in expected taxable income in future periods.

        After examining all of the available positive and negative evidence, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarter-to-quarter basis.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

13. Reinsurance

        The Company cedes portions of its exposure on obligations it has insured ("Ceded Business") in exchange for premiums, net of ceding commissions. The Company enters into ceded reinsurance agreements to limit its exposure to risk on an on-going basis. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts. The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades. Over the past two years, the Company has entered into several commutations in order to reassume books of business from BIG financial guaranty companies and its other reinsurers. Any commutation gains were recorded in other income. The resulting commutation gains of $49.8 million and losses of $1.8 million for 2010 and 2009, respectively, were recorded in other income. While certain Ceded Business has been re-assumed, the Company still has significant Ceded Business.

        The effect of the Company's commutations of reinsurance contracts is summarized below.

Effect of Commutations of Reinsurance Contracts

	As of December 31
	Increase in Net Unearned Premium Reserve	Increase in Net Par
	(in millions)
2010	$103.4	$15,299
2009	45.8	2,042

Total	$149.2	$17,341

        Direct, assumed, and ceded premium and loss and LAE amounts for the year ended December 31, 2010, six months ended December 31, 2009 and six months ended June 30, 2009 were as follows:

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)
Premiums Written
Direct	$312.7	$5.9	$16.5
Ceded	(189.7)	18.5	12.8

Net	$123.0	$24.4	$29.3

Premiums Earned
Direct	$1,118.3	$682.9	$364.3
Ceded	(210.5)	(107.5)	(122.1)

Net	$907.8	$575.4	$242.2

Loss and LAE
Direct	$252.3	$70.7	$308.7
Ceded	(60.8)	(18.9)	(78.3)

Net	$191.5	$51.8	$230.4

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

13. Reinsurance (Continued)

        Ceded par outstanding represents the portion of insured risk ceded to other reinsurers. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers.

        Assumed par outstanding represents the amount of par assumed by the Company from other monolines. Under these relationships, the Company assumes a portion of the ceding company's insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums.

        In addition to assumed and ceded reinsurance arrangements, the company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At December 31, 2010, the Company had $767.9 million of fixed maturity securities in its investment portfolio wrapped by MBIA Insurance Corporation, $546.5 million by Ambac Assurance Corp., and $58.0 million by other guarantors at fair value.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

13. Reinsurance (Continued)

Exposure by Reinsurer

	Ratings at April 19, 2011		Par Outstanding as of December 31, 2010
Reinsurer	Moody's Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(1)	Second-to- Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies(2)			$67,095	$673	$395
Radian Asset Assurance Inc.	Ba1	BB-	21,700	63	—
Tokio Marine & Nichido Fire Insurance Co., Ltd.	Aa2(3)	AA-(3)	19,286	—	930
RAM Reinsurance Co. Ltd	WR(4)	WR(4)	10,480	—	24
Syncora Guarantee Inc	Ca	WR	4,252	1,185	—
Mitsui Sumitomo Insurance Co. Ltd.	Aa3	AA-	2,462	—	—
ACA Financial Guaranty Corporation	NR	WR	835	17	—
Swiss Reinsurance Co.	A1	A+	516	—	—
Financial Guaranty Insurance Company	WR	WR	249	1,514	540
CIFG Assurance North America Inc.	WR	WR	73	122	—
MBIA Insurance Corporation	B3	B	—	8,239	—
Ambac Assurance Corp	WR	WR	—	3,938	—
Other	Various	Various	1,023	—	15

Total			$127,971	$15,751	$1,904

(1)
Includes $6,574 million in ceded par outstanding related to insured credit derivatives.

(2)
The affiliates of AGM are Assured Guaranty Re Ltd. and its subsidiaries ("AG Re") rated A1 (negative) by Moody's and AA (stable) by S&P and AGC and its subsidiaries rated Aa3 (negative) by Moody's and AA+ (stable) by S&P.

(3)
The Company has structural collateral agreements satisfying the triple-A credit requirement of S&P and/or Moody's.

(4)
Represents "Withdrawn Rating."

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

13. Reinsurance (Continued)

Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2010

	Credit Rating
Reinsurer	Super Senior	AAA	AA	A	BBB	BIG	Total
		(dollars in millions)
Affiliated Companies	$111	$1,957	$29,116	$26,756	$8,432	$723	$67,095
Radian Asset Assurance Inc.	193	1,040	9,722	7,686	2,737	322	21,700
Tokio Marine & Nichido Fire Insurance Co., Ltd.	489	1,883	6,088	6,626	3,331	869	19,286
RAM Reinsurance Co. Ltd	149	881	4,606	3,122	1,503	219	10,480
Syncora Guarantee Inc	—	25	462	803	2,938	24	4,252
Mitsui Sumitomo Insurance Co. Ltd.	8	153	908	895	415	83	2,462
ACA Financial Guaranty Corporation	—	—	574	247	14	—	835
Swiss Reinsurance Co.	—	10	109	215	99	83	516
Financial Guaranty Insurance Company	—	—	—	249	—	—	249
CIFG Assurance North America Inc.	—	—	—	—	—	73	73
Other	—	—	224	742	56	1	1,023

Total	$950	$5,949	$51,809	$47,341	$19,525	$2,397	$127,971

        In accordance with statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. All of the unauthorized reinsurers in the table above post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. CIFG Assurance North America Inc. and Radian Asset Assurance Inc, are authorized reinsurers. Their collateral equals or exceeds their ceded statutory loss reserves. Collateral may be in the form of letters of credit or trust accounts. The total collateral posted by all non-affiliated reinsurers as of December 31, 2010 exceeds $991.3 million.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

13. Reinsurance (Continued)

Second-to-Pay
Insured Par Outstanding
As of December 31, 2010(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$—	$78	$—	$—	$—	$—	$595	$—	$—	$—	$673
Radian Asset Assurance Inc.	—	—	13	38	11	1	—	—	—	—	63
Syncora Guarantee Inc	—	—	119	331	211	299	—	—	—	225	1,185
ACA Financial Guaranty Corporation	—	13	—	4	—	—	—	—	—	—	17
Financial Guaranty Insurance Company	—	45	912	4	237	262	—	—	—	54	1,514
CIFG Assurance North America Inc.	—	5	17	55	45	—	—	—	—	—	122
MBIA Insurance Corporation	25	2,721	2,620	1,295	—	1,122	172	—	284	—	8,239
Ambac Assurance Corp.	—	1,321	1,601	248	210	248	—	—	12	298	3,938

Total	$25	$4,183	$5,282	$1,975	$714	$1,932	$767	$—	$296	$577	$15,751

(1)
Assured Guaranty's internal rating.

Amounts Due (To) From Reinsurers

	As of December 31, 2010
	Assumed Premium Receivable, net of Commissions	Ceded Expected Loss and LAE Receivable
	(in millions)
Affiliated Companies	$—	$(8.3)
Radian Asset Assurance Inc.	—	22.6
Tokio Marine & Nichido Fire Insurance Co., Ltd.	—	(17.8)
RAM Reinsurance Co. Ltd.	—	(4.2)
Swiss Reinsurance Co.	—	(4.2)
Mitsui Sumitomo Insurance Co. Ltd.	—	(6.1)
Syncora Guarantee Inc.	—	1.5
Financial Guaranty Insurance Company	5.8	—

Total	$5.8	$(16.5)

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

14. Related Party Transactions

Management, Service Contracts or Cost Sharing Arrangements

        Under a Service Agreement (pending regulatory approval) between AGC and AGM dated January 1, 2010, AGC provides insurance and certain support services, including actuarial, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services to AGM. Also under the Service Agreement, AGM makes available office space and equipment to certain of its affiliates. Costs and expenses under the Service Agreement are allocated directly, where possible, and where not possible, allocated between companies according to employee headcount multiplied by the percentage of employee time allocated to each company. Amounts are payable under the Service Agreement quarterly in arrears.

        Effective July 1, 2009, AGC entered into a fixed cost Interim Service Agreement with AGM under which AGC and AGM allocated costs for a six-month period ending December 31, 2009.

        See Note 17 for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGM. For the year ended December 31, 2010, the Company was allocated expenses of $40.6 million under these affiliate expense sharing agreements. The increase in allocations is a result of having AGC now pay all operating expenses (except for rent on the current New York headquarters as described in Note 15), whereas certain expenses were paid directly by other affiliates in prior years.

        As of December 31, 2010, the Company had a net intercompany payable balance with its affiliates of $23.3 million, primarily consisting of a payable of $21.0 million from AGC. As of December 31, 2009, the Company had a net intercompany payable balance with its affiliates of $0.5 million.

Dexia

        Dexia received approximately 22.3 million AGL common shares as part of the purchase price for the AGMH Acquisition. On March 16, 2010, Dexia sold all of such AGL common shares in a secondary public offering. As a result of these transactions, Dexia is not considered a related party as of March 31, 2010. The primary related party transactions between with Dexia were as follows:

  •
  Dexia acts as intermediary in certain CDS transactions. The Company also issued secondary financial guaranty insurance policies to Dexia. The premiums earned and fair-value adjustments related to those contracts are recorded in the consolidated statements of operations,

  •
  the Company has notes issued to an affiliate of Dexia and records related interest expense in the consolidated statements of operations and accrued interest expense on the balance sheet,

  •
  the Company maintains certain lines of credit with Dexia affiliates (See Note 16), and

  •
  the Company provided administrative services to Dexia Financial Products Services LLC, an affiliate of Dexia that administers AGMH's former financial products business.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

14. Related Party Transactions (Continued)

        The following table summarizes the components of each balance sheet item related to Dexia:

As of December 31, 2009
(in millions)
Unearned premium reserve	$35.5
Net credit derivative liabilities	333.0
Notes payable	149.1
Other liabilities	0.3
Other information:
Gross par outstanding	$21,049

        The following table summarizes the components of each statement of operations item related to Dexia:

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)

Net earned premiums	$0.6	$3.2	$0.6
Net fair value gain (loss) on credit derivatives	(76.4)	17.6	(104.0)
Interest expense from notes payable	1.9	4.4	5.3

        AGM and AGL and its subsidiaries became related parties on July 1, 2009, the AGMH Acquisition Date. As such, related party disclosures for affiliates within the AGL consolidated group are only for periods since the Acquisition Date.

Assured Guaranty Re Ltd.

        The Company cedes business to affiliated entities under certain reinsurance agreements. The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2010	2009
	(in millions)
Assets:
Ceded unearned premium reserves(1)	$688.9	$477.6
Deferred Acquisition costs(2)	(88.2)	(7.3)
Reinsurance recoverable on unpaid losses	4.0	2.7
Reinsurance recoverable on paid losses(3)	2.8	4.2
Profit commission receivable	1.3	6.9
Liabilities:
Ceded premium payable, net of ceding commission	104.7	54.3
Ceded salvage and subrogation recoverable	39.8	7.9
Ceded funds held(4)	23.6	—

(1)
Includes $7.2 million and $12.6 million of ceded contra-paid on losses at December 31, 2010 and December 31, 2009, respectively.

(2)
Represents ceding commissions.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

14. Related Party Transactions (Continued)

(3)
Included in other assets on the consolidated balance sheets.

(4)
Included in other liabilities on the consolidated balance sheets.

        The table below summarizes ceded activity to AG Re reflected in the consolidated statement of operations.

	Year Ended December 31, 2010	Six Months Ended December 31, 2009
	(in millions)
Revenues:
Net earned premiums	$(83.8)	$(36.8)
Profit commission income	1.1	5.8
Realized gains and other settlements on credit derivatives	(1.9)	(1.1)
Net unrealized gains (losses) on credit derivatives	19.4	(24.1)
Expenses:
Loss and loss adjustment expenses	0.7	3.2
Commissions incurred (earned)	(8.3)	(0.2)

Note Receivable from Affiliate

        On December 18, 2009, AGC issued a surplus note with a principal amount of $300.0 million to AGM. This note carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. AGM recognized $15.0 million and $0.5 million of interest income during the year ended December 31, 2010 and six months ended December 31, 2009, respectively. AGM received $15.5 million of interest from AGC during 2010.

Capital Contribution from Holdings

        In the third quarter of 2008, AGM issued a non-interest bearing surplus note with no term to Holdings in exchange for $300.0 million which due to the terms of the agreement is received as capital. Principal on the surplus note may be paid at any time at the option of the Company, subject to prior approval of the New York Superintendent and compliance with the conditions to such payments as contained in the New York Insurance Laws. The Company repaid $25.0 million of these surplus notes in 2009 and $50.0 million in 2010.

15. Commitments and Contingencies

Leases

        Effective June 2004, the Company entered into a 21-year sublease agreement with Deutsche Bank AG for office space at 31 West 52nd Street, New York, New York. The Company moved to this space in June 2005. The lease contains scheduled rent increases every five years after the 19-month rent-free period, as well as lease incentives for initial construction costs of up to $6.0 million, as defined in the sublease. The lease contains provisions for rent increases related to increases in the building's operating

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

15. Commitments and Contingencies (Continued)

expenses. The lease also contains a renewal option for an additional ten-year period, and an option to rent additional office space at various points in the future, in each case at then-current market rents.

Future Minimum Rental Payments

Year	(in millions)
2011	$8.8
2012	8.9
2013	8.5
2014	7.4
2015	7.2
Thereafter	81.4

Total	$122.2

Rent Expense

	Year Ended December 31,	Six months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)
Rent Expense	$5.5	$4.5	$4.2

Legal Proceedings

Litigation

        Lawsuits arise in the ordinary course of the Company's business. It is the opinion of the Company's management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or liquidity, although an adverse resolution of litigation against the Company could have a material adverse effect on the Company's results of operations in a particular quarter or fiscal year. In addition, in the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or fiscal year could be material to the Company's results of operations in that particular quarter or fiscal year.

Proceedings Relating to the Company's Financial Guaranty Business

        AGM and AGMH have received subpoenas duces tecum and interrogatories from the State of Connecticut Attorney General and the Attorney General of the State of California related to antitrust concerns associated with the methodologies used by rating agencies for determining the credit rating of municipal debt, including a proposal by Moody's to assign corporate equivalent ratings to municipal obligations, and AGM's communications with rating agencies. AGM and AGMH have satisfied such requests. They may receive additional inquiries from these or other regulators and expect to provide additional information to such regulators regarding their inquiries in the future.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

15. Commitments and Contingencies (Continued)

        Beginning in December 2008, AGM and various other financial guarantors have been named in complaints filed in the Superior Court, San Francisco County, California. Since that time, plaintiffs' counsel has filed amended complaints and added additional plaintiffs. As of the date of this filing, the plaintiffs with complaints against AGM and its affiliate AGC, among other financial guaranty insurers, are: (a) City of Los Angeles, acting by and through the Department of Water and Power; (b) City of Sacramento; (c) City of Los Angeles; (d) City of Oakland; (e) City of Riverside; (f) City of Stockton; (g) County of Alameda; (h) County of Contra Costa; (i) County of San Mateo; (j) Los Angeles World Airports; (k) City of Richmond; (l) Redwood City; (m) East Bay Municipal Utility District; (n) Sacramento Suburban Water District; (o) City of San Jose; (p) County of Tulare; (q) The Regents of the University of California; (r) The Redevelopment Agency of the City of Riverside; (s) The Public Financing Authority of the City of Riverside; (t) The Jewish Community Center of San Francisco; (u) The San Jose Redevelopment Agency; and (v) The Olympic Club. Complaints filed by the City and County of San Francisco and the Sacramento Municipal Utility District were subsequently dismissed against AGM and AGC.

        At a hearing on March 1, 2010, the court struck all of the plaintiffs' complaints with leave to amend. The court instructed plaintiffs to file one consolidated complaint. On October 13, 2010, plaintiffs' counsel filed three consolidated complaints, two of which also added the three major credit rating agencies as defendants in addition to the financial guaranty insurers. In November 2010, the credit rating agency defendants filed a motion to remove the cases to the Northern District of California and plaintiffs responded with a motion to remand the cases back to California state court. On January 31, 2011, the court for the Northern District of California granted plaintiffs' motion and the action was remanded to the Superior Court, San Francisco County, California.

        These complaints allege that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs in these actions assert claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

        In August 2008, a number of financial institutions and other parties, including AGM and other bond insurers, were named as defendants in a civil action brought in the circuit court of Jefferson County, Alabama relating to the County's problems meeting its debt obligations on its $3.2 billion sewer debt: Charles E. Wilson vs. JPMorgan Chase & Co et al (filed the Circuit Court of Jefferson County, Alabama), Case No. 01-CV-2008-901907.00, a putative class action. The action was brought on behalf of rate payers, tax payers and citizens residing in Jefferson County, and alleges conspiracy and fraud in connection with the issuance of the County's debt. The complaint in this lawsuit seeks equitable relief, unspecified monetary damages, interest, attorneys' fees and other costs. On January, 13, 2011, the circuit court issued an order denying a motion by the bond insurers and other defendants to dismiss the action. Defendants, including the bond insurers, have petitioned the Alabama Supreme

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

15. Commitments and Contingencies (Continued)

Court for a writ of mandamus to the circuit court vacating such order and directing the dismissal with prejudice of plaintiffs' claims for lack of standing. The Company cannot reasonably estimate the possible loss or range of loss that may arise from this lawsuit.

        In September 2010, AGM, among others, was named as a defendant in an interpleader complaint filed by Wells Fargo Bank, N.A., as trust administrator, in the United States District Court, Southern District of New York. The interpleader complaint relates to the MASTR Adjustable Rate Mortgages Trust 2006-OA2, Mortgage Pass-Through Certificates, Series 2006-OA2 RMBS transaction, in which AGM had insured certain classes of certificates. Certain holders of uninsured certificates have disputed payments made by the trust administrator to reimburse AGM for claims it had paid under its financial guaranty policy and the trust administrator sought adjudication of the priority of AGM's reimbursements. On March 29, 2011, the court granted a motion for judgment on the pleadings and ruled that, pursuant to the waterfall, AGM is only entitled to receive funds that would otherwise have been distributed to the holders of the classes that AGM insures, and that AGM receive such funds at the respective steps in the waterfall that immediately follow the steps at which such certificateholders would otherwise have received such funds. The court further ordered AGM to repay to the MARM 2006-OA2 trust the approximately $7.2 million that had been credited to it by Wells Fargo. AGM intends to appeal this ruling. AGM estimates that as a result of this adverse decision (if and to the extent that the adverse decision is not modified), total unreimbursed claims paid by AGM could be up to approximately $144 million (on a gross discounted basis, without taking into account the benefit of representation and warranty recoveries, and exclusive of the repayment of the $7.2 million), over the life of the transaction.

Proceedings Related to AGMH's Former Financial Products Business

        The following is a description of legal proceedings involving AGMH's former financial products business. Although AGL and its subsidiaries did not acquire AGMH's former financial products business, which included AGMH's former GIC business, medium-term notes business and portions of the leveraged lease businesses, certain legal proceedings relating to those businesses are against entities which AGL and its subsidiaries did acquire. While Dexia and DCL, jointly and severally, have agreed to indemnify AGL and its subsidiaries against liability arising out of the proceedings described below in this "Proceedings Related to AGMH's Former Financial Products Business" section, such indemnification might not be sufficient to fully hold those entities harmless against any injunctive relief or criminal sanction that is imposed.

Governmental Investigations into Former Financial Products Business

        AGMH and/or AGM have received subpoenas duces tecum and interrogatories or civil investigative demands from the Attorney General of the States of Connecticut, Florida, Illinois, Massachusetts, Missouri, New York, Texas and West Virginia relating to their investigations of alleged bid rigging of municipal GICs. AGMH is responding to such requests. AGMH may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future. In addition,

  •
  AGMH received a subpoena from the Antitrust Division of the Department of Justice in November 2006 issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs and other municipal derivatives;

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

15. Commitments and Contingencies (Continued)

  •
  AGM received a subpoena from the Securities and Exchange Commission ("SEC") in November 2006 related to an ongoing industry-wide investigation concerning the bidding of municipal GICs and other municipal derivatives; and

  •
  AGMH received a "Wells Notice" from the staff of the Philadelphia Regional Office of the SEC in February 2008 relating to the investigation concerning the bidding of municipal GICs and other municipal derivatives. The Wells Notice indicates that the SEC staff is considering recommending that the SEC authorize the staff to bring a civil injunctive action and/or institute administrative proceedings against AGMH, alleging violations of Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder and Section 17(a) of the Securities Act of 1933, as amended.

Pursuant to the subpoenas, AGMH has furnished to the Department of Justice and SEC records and other information with respect to AGMH's municipal GICs business. The ultimate loss that may arise from these investigations remains uncertain.

Lawsuits Relating to Former Financial Products Business

        During 2008, nine putative class action lawsuits were filed in federal court alleging federal antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. These cases have been coordinated and consolidated for pretrial proceedings in the U.S. District Court for the Southern District of New York as MDL 1950, In re Municipal Derivatives Antitrust Litigation, Case No. 1:08-cv-2516 ("MDL 1950").

        Five of these cases named both AGMH and AGM: (a) Hinds County, Mississippi v. Wachovia Bank, N.A.; (b) Fairfax County, Virginia v. Wachovia Bank, N.A.; (c) Central Bucks School District, Pennsylvania v. Wachovia Bank N.A.; (d) Mayor and City Council of Baltimore, Maryland v. Wachovia Bank, N.A.; and (e) Washington County, Tennessee v. Wachovia Bank N.A. In April 2009, the MDL 1950 court granted the defendants' motion to dismiss on the federal claims, but granted leave for the plaintiffs to file a second amended complaint. In June 2009, interim lead plaintiffs' counsel filed a Second Consolidated Amended Class Action Complaint. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees and other costs. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits; although the Second Consolidated Amended Class Action Complaint currently describes some of AGMH's and AGM's activities, it does not name those entities as defendants. In March 2010, the MDL 1950 court denied the named defendants' motions to dismiss the Second Consolidated Amended Class Action Complaint.

        Four of the cases named AGMH (but not AGM) and also alleged that the defendants violated California state antitrust law and common law by engaging in illegal bid-rigging and market allocation, thereby depriving the cities or municipalities of competition in the awarding of GICs and ultimately resulting in the cities paying higher fees for these products: (f) City of Oakland, California v. AIG Financial Products Corp.; (g) County of Alameda, California v. AIG Financial Products Corp.; (h) City of Fresno, California v. AIG Financial Products Corp.; and (i) Fresno County Financing Authority v. AIG Financial Products Corp. When the four plaintiffs filed a consolidated complaint in September

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

15. Commitments and Contingencies (Continued)

2009, the plaintiffs did not name AGMH as a defendant. However, the complaint does describe some of AGMH's and AGM's activities. The consolidated complaint generally seeks unspecified monetary damages, interest, attorneys' fees and other costs. In April 2010, the MDL 1950 court granted in part and denied in part the named defendants' motions to dismiss this consolidated complaint.

        In 2008, AGMH and AGM also were named in five non-class action lawsuits originally filed in the California Superior Courts alleging violations of California law related to the municipal derivatives industry: (a) City of Los Angeles, California v. Bank of America, N.A.; (b) City of Stockton, California v. Bank of America, N.A.; (c) County of San Diego, California v. Bank of America, N.A.; (d) County of San Mateo, California v. Bank of America, N.A.; and (e) County of Contra Costa, California v. Bank of America, N.A. Amended complaints in these actions were filed in September 2009, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. These cases have been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings.

        In late 2009, AGM and AGUS, among other defendants, were named in six additional non-class action cases filed in federal court, which also have been coordinated and consolidated for pretrial proceedings with MDL 1950: (f) City of Riverside, California v. Bank of America, N.A.; (g) Sacramento Municipal Utility District v. Bank of America, N.A.; (h) Los Angeles World Airports v. Bank of America, N.A.; (i) Redevelopment Agency of the City of Stockton v. Bank of America, N.A.; (j) Sacramento Suburban Water District v. Bank of America, N.A.; and (k) County of Tulare, California v. Bank of America, N.A.

        The MDL 1950 court denied AGM and AGUS's motions to dismiss these eleven complaints in April 2010. Amended complaints were filed in May 2010. On October 29, 2010, AGM and AGUS were voluntarily dismissed with prejudice from the Sacramento Municipal Utility District case only. The complaints in these lawsuits generally seek or sought unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from the remaining lawsuits.

        In May 2010, AGM and AGUS, among other defendants, were named in five additional non-class action cases filed in federal court in California: (a) City of Richmond, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (b) City of Redwood City, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (c) Redevelopment Agency of the City and County of San Francisco, California v. Bank of America, N.A. (filed on May 21, 2010, N.D. California); (d) East Bay Municipal Utility District, California v. Bank of America, N.A. (filed on May18, 2010, N.D. California) ; and (e) City of San Jose and the San Jose Redevelopment Agency, California v. Bank of America, N.A (filed on May 18, 2010, N.D. California). These cases have also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In September 2010, AGM and AGUS, among other defendants, were named in a sixth additional non-class action filed in federal court in New York, but which alleges violation of New York's Donnelly Act in addition to federal antitrust law: Active Retirement Community, Inc. d/b/a Jefferson's Ferry v. Bank of America, N.A. (filed on September 21, 2010, E.D. New York), which has also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In late December 2010, AGM and AGUS, among other defendants, were named in a seventh additional non-class action filed in federal court in the Central District of California, Los Angeles Unified School

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

15. Commitments and Contingencies (Continued)

District v. Bank of America, N.A., and in an eighth additional non-class action filed in federal court in the Southern District of New York, Kendal on Hudson, Inc. v. Bank of America, N.A. These cases also have been consolidated with MDL 1950 for pretrial proceedings. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

        In January 2011, AGM and AGUS, among other defendants, were named in an additional non-class action case filed in federal court in New York, which alleges violation of New York's Donnelly Act in addition to federal antitrust law: Peconic Landing at Southold, Inc. v. Bank of America, N.A. This case has been noticed as a tag-along action to MDL 1950. The complaint in this lawsuit generally seeks unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from this lawsuit.

        In September 2009, the Attorney General of the State of West Virginia filed a lawsuit (Circuit Ct. Mason County, W. Va.) against Bank of America, N.A. alleging West Virginia state antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. An amended complaint in this action was filed in June 2010, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. This case has been removed to federal court as well as transferred to the S.D.N.Y. and consolidated with MDL 1950 for pretrial proceedings. The complaint in this lawsuit generally seeks civil penalties, unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from this lawsuit.

16. Notes Payable and Credit Facilities

Notes Payable

        Notes Payable debt issued by refinancing vehicles consolidated by AGM to one of the Financial Products Companies, which were transferred to Dexia Holdings prior to the AGMH Acquisition. On the Acquisition Date, the fair value of this note was $164.4 million, representing a premium of $9.5 million, which is amortized over the term of the debt. See Note 9.

        The principal and carrying values of the notes payable were as follows:

	As of December 31,
	2010		2009
	Principal	Carrying Value	Principal	Carrying Value
	(in millions)
Notes Payable	$119.3	$127.0	$140.1	$149.1

        The Company recorded $6.7 million of interest expense on the notes payable for the year ended December 31, 2010, $4.4 million of interest expense on the notes payable for the six months ended December 31, 2009 and $5.3 million for six months ended June 30, 2009, respectively.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

16. Notes Payable and Credit Facilities (Continued)

        Principal payments due under these notes for each of the next five calendar years ending December 31 and thereafter are as follows:

Expected Maturity Schedule of Notes Payable

Expected Withdrawal Date	Principal Amount
(in millions)
2011	$31.9
2012	22.9
2013	21.8
2014	16.2
2015	9.5
Thereafter	17.0

Total	$119.3

Credit Facilities

2009 Strip Coverage Facility

        In connection with the AGMH Acquisition, AGM agreed to retain the risks relating to the debt and strip policy portions of the leveraged lease business. The liquidity risk to AGM related to the strip policy portion of the leveraged lease business is mitigated by the strip coverage facility described below.

        In a leveraged lease transaction, a tax-exempt entity (such as a transit agency) transfers tax benefits to a tax-paying entity by transferring ownership of a depreciable asset, such as subway cars. The tax-exempt entity then leases the asset back from its new owner.

        If the lease is terminated early, the tax-exempt entity must make an early termination payment to the lessor. A portion of this early termination payment is funded from monies that were pre-funded and invested at the closing of the leveraged lease transaction (along with earnings on those invested funds); the tax-exempt entity is obligated to pay the remaining, unfunded portion of this early termination payment (known as the "strip coverage") from its own sources. AGM issued financial guaranty insurance policies (known as "strip policies") that guaranteed the payment of these unfunded strip coverage amounts to the lessor, in the event that a tax-exempt entity defaulted on its obligation to pay this portion of its early termination payment. AGM can then seek reimbursement of its strip policy payments from the tax-exempt entity, and can also sell the transferred depreciable asset and reimburse itself from the sale proceeds.

        One event that may lead to an early termination of a lease is the downgrade of AGM, as the strip coverage provider, or the downgrade of the equity payment undertaker within the transaction, in each case, generally to a financial strength rating below double-A. Upon such downgrade, the tax exempt entity is generally obligated to find a replacement credit enhancer within a specified period of time; failure to find a replacement could result in a lease default, and failure to cure the default within a specified period of time could lead to an early termination of the lease and a demand by the lessor for

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

16. Notes Payable and Credit Facilities (Continued)

a termination payment from the tax exempt entity. However, even in the event of an early termination of the lease, there would not necessarily be an automatic draw on AGM's policy, as this would only occur to the extent the tax exempt entity does not make the required termination payment.

        AIG International Group, Inc. is one entity that has acted as equity payment undertaker in a number of transactions in which AGM acted as strip coverage provider. AIG was downgraded in the third quarter of 2008 and AGM was downgraded by Moody's in the fourth quarter of 2008. As a result of those downgrades, a number of leveraged lease transactions in which AGM acted as strip coverage provider breached either a ratings trigger related to AIG or a ratings trigger related to AGM. To date, none of the leveraged lease transactions which involve AGM has experienced an early termination due to a lease default and a claim on the AGM guaranty. It is difficult to determine the probability that the Company will have to pay strip provider claims or the likely aggregate amount of such claims.

        On July 1, 2009, AGM and DCL, acting through its New York Branch ("Dexia Crédit Local (NY)"), entered into a credit facility (the "Strip Coverage Facility"). Under the Strip Coverage Facility, Dexia Crédit Local (NY) agreed to make loans to AGM to finance all draws made by lessors on AGM strip policies that were outstanding as of November 13, 2008, up to the commitment amount. The commitment amount of the Strip Coverage Facility was $1 billion at closing of the AGMH Acquisition but is scheduled to amortize over time. As of December 31, 2010, the maximum commitment amount of the Strip Coverage Facility has amortized to $991.9 million. It may also be reduced in 2014 to $750 million, if AGM does not have a specified consolidated net worth at that time.

        Fundings under this facility are subject to certain conditions precedent, and their repayment is collateralized by a security interest that AGM granted to Dexia Crédit Local (NY) in amounts that AGM recovers—from the tax-exempt entity, or from asset sale proceeds—following its payment of strip policy claims. The Strip Coverage Facility will terminate upon the earliest to occur of an AGM change of control, the reduction of the commitment amount to $0, and January 31, 2042.

        The Strip Coverage Facility's financial covenants require that AGM and its subsidiaries maintain a maximum debt-to-capital ratio of 30% and maintain a minimum net worth of 75% of consolidated net worth as of July 1, 2009, plus, starting July 1, 2014, 25% of the aggregate consolidated net income (or loss) for the period beginning July 1, 2009 and ending on June 30, 2014 or, if the commitment amount has been reduced to $750 million as described above, zero. The Company is in compliance with all covenants as of the date of this filing.

        The Strip Coverage Facility contains restrictions on AGM, including, among other things, in respect of its ability to incur debt, permit liens, pay dividends or make distributions, dissolve or become party to a merger or consolidation. Most of these restrictions are subject to exceptions. The Strip Coverage Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, bankruptcy or insolvency proceedings and cross-default to other debt agreements.

        As of December 31, 2010 no amounts were outstanding under this facility, nor have there been any borrowings during the life of this facility.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

16. Notes Payable and Credit Facilities (Continued)

Limited Recourse Credit Facility

AGM Credit Facility

        On April 30, 2005, AGM entered into a limited recourse credit facility ("AGM Credit Facility") with a syndicate of international banks which provides up to $297.5 million for the payment of losses in respect of the covered portfolio. The AGM Credit Facility expires April 30, 2015. The facility can be utilized after AGM has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $297.5 million or the average annual debt service of the covered portfolio multiplied by 5.0%. The obligation to repay loans under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. The ratings downgrade of AGM by Moody's to Aa3 in November 2008 resulted in an increase to the commitment fee.

        As of December 31, 2010 no amounts were outstanding under this facility nor have there been any borrowings during the life of this facility.

AGM CPS Securities

        In June 2003, $200.0 million of AGM CPS Securities, money market preferred trust securities, were issued by trusts created for the primary purpose of issuing the AGM CPS Securities, investing the proceeds in high-quality commercial paper and selling put options to AGM, allowing AGM to issue the trusts non-cumulative redeemable perpetual preferred stock (the "AGM Preferred Stock") of AGM in exchange for cash. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days, at which time investors submit bid orders to purchase AGM CPS Securities. If AGM were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to AGM in exchange for AGM Preferred Stock. AGM pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate is subject to a maximum rate of one-month LIBOR plus 200 basis points for the next succeeding distribution period. Beginning in August 2007, the AGM CPS Securities required the maximum rate for each of the relevant trusts. AGM continues to have the ability to exercise its put option and cause the related trusts to purchase AGM Preferred Stock. The trusts provide AGM access to new capital at its sole discretion through the exercise of the put options. The Company does not consider itself to be the primary beneficiary of the trusts because it does not retain the majority of the residual benefits or expected losses.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

16. Notes Payable and Credit Facilities (Continued)

Committed Capital Securities

	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,
	2010	2009	2009
		(in millions)
Put option premium expense	$3.7	$2.3	$2.2
Change in fair value	2.1	(75.8)	(18.6)

        Fair value of AGM CPS Securities was $7.6 million and $5.5 million as of December 31, 2010 and December 31, 2009, respectively.

17. Employee Benefit Plans

Accounting Policy

        AGM participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

        As of April 27, 2004, AGL adopted the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the "Incentive Plan"). The number of AGL common shares that may be delivered under the Incentive Plan may not exceed 10,970,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

        The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL.'s common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

        The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2010, 3,113,794 common shares of AGL were available for grant under the Incentive Plan.

Stock Options

        Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

17. Employee Benefit Plans (Continued)

price on the date of grant. To date, the Company has only issued nonqualified stock options. All stock options granted to employees vest in equal annual installments over a three-year period and expire 10 years from the date of grant. None of the Company's options have a performance or market condition.

        The Company recorded $0.7 million in share based compensation related to stock options, after the effects of DAC, during the year ended December 31, 2010.

Restricted Stock Awards

        Under AGL's Incentive Plan 31,316 restricted common shares were awarded during the years ended December 31, 2010 to employees and to non-employee directors of Assured Guaranty. These shares vest at various dates through 2012.

        Restricted stock awards to employees generally vest in equal annual installments over a four-year period and restricted stock awards to AGL's outside directors vest in full in one year. Restricted stock awards are amortized on a straight-line basis over the requisite service periods of the awards, and restricted stock to AGL's outside directors vest in full in one year, which are generally the vesting periods, with the exception of retirement-eligible employees, discussed above.

        The Company recorded $0.1 million in share- based compensation, related to restricted stock awards, after the effects of DAC, during the year ended December 31, 2010.

Restricted Stock Units

        Under AGL's Incentive Plan 556,000 AGL restricted stock units were awarded during the year ended December 31, 2010 to employees and non-employee directors of Assured Guaranty. Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. These restricted stock units have vesting terms similar to those of the restricted common shares and are delivered on the vesting date.

        The Company recorded $1.0 million in share-based compensation, related to restricted stock units, after the effects of deferred acquisition costs, during the year ended December 31, 2010.

Employee Stock Purchase Plan

        In January 2005, AGL established the Assured Guaranty Ltd. Employee Stock Purchase Plan (the "Stock Purchase Plan") in accordance with Internal Revenue Code section 423. The Stock Purchase Plan was approved by shareholders at the 2005 Annual General Meeting. Participation in the Stock Purchase Plan is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10 percent of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85 percent of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. AGL reserved 350,000 common shares for issuance and purchases under the Stock Purchase Plan. The Company recorded $34 thousand in share-based compensation, after the effects of deferred acquisition costs, under the Stock Purchase Plan during the year ended December 31, 2010.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

17. Employee Benefit Plans (Continued)

Share Based Compensation Expense

        The following table presents stock based compensation costs by type of award and the effect of deferring such costs as policy acquisition costs, pre-tax. Amortization of previously deferred stock compensation costs is not shown in the table below.

Share-Based Compensation Expense Summary

	Year Ended December 31, 2010	Six Months Ended December 31, 2009
	(in millions)
Share-Based Employee Cost
Restricted Stock
Recurring amortization	$0.1	$—
Accelerated amortization for retirement eligible employees	—	—

Subtotal	0.1	—

Restricted Stock Units
Recurring amortization	0.4	0.1
Accelerated amortization for retirement eligible employees	0.7	—

Subtotal	1.1	0.1

Stock Options
Recurring amortization	0.3	0.2
Accelerated amortization for retirement eligible employees	0.4	—

Subtotal	0.7	0.2

ESPP	0.0	—

Total Share-Based Employee Cost	1.9	0.3

Less: Share-based compensation capitalized as deferred acquisition costs	0.1	—

Share-based compensation expense	$1.8	$0.3

Cash-Based Compensation

Performance Retention Plan

        In February 2006, Assured Guaranty established the Assured Guaranty Ltd. Performance Retention Plan ("PRP") which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A, and the PRP was amended in 2007 to comply with those rules. The PRP was again amended in 2008 to be a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation). The revisions also give the Compensation Committee greater flexibility in

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

17. Employee Benefit Plans (Continued)

establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives.

        Assured Guaranty granted a limited number of PRP awards in 2007, which vest after four years of continued employment (or if earlier, on employment termination, if the participant's termination occurs as a result of death, disability, or retirement), and participants receive the designated award in a single lump sum when it vests, except that participants who vest as a result of retirement receive the bonus at the end of the four year period during which the award would have vested had the participant continued in employment. The value of the award paid is greater than the originally designated amount only if actual company performance, as measured by an increase in Assured Guaranty's adjusted book value, as defined in the PRP, improves during the four year performance period. For those participants who vest prior to the end of the four year period as a result of their termination of employment resulting from retirement, death or disability, the value of the award paid is greater than the originally designated amount only if actual company performance, as measured by an increase in the company's adjusted book value, improves during the period ending on the last day of the calendar quarter prior to the date of the participant's termination of employment.

        Beginning in 2008, Assured Guaranty integrated PRP awards into its long term incentive compensation system and substantially increased the number and amount of these awards. Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Since 2008, a limited number of awards have cliff vesting in four or five years. Operating return on equity and adjusted book value are defined in each PRP award agreement.

        Under awards since 2008, a payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

        As described above, the performance measures used to determine the amounts distributable under the PRP are based on Assured Guaranty's operating return on equity and growth in per share adjusted book value, or in the case of the 2007 awards growth in adjusted book value, as defined. For PRP awards the Compensation Committee believes that management's focus on achievement of these performance measures will lead to increases in the Company's intrinsic value.

        The Company recognized cash-based compensation expense of $2.9 million for the year ended December 31, 2010 representing its proportionate share of the Assured Guaranty expense.

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

17. Employee Benefit Plans (Continued)

Defined Contribution Plans

        Through December 31, 2009, the Company maintained both qualified and non-qualified, non-contributory defined contribution pension plans for the benefit of eligible employees. Contributions were based on a fixed percentage of employee compensation. Pension expense amounted to $1.2 million and $2.1 million for the six months ended December 31, 2009 and June 30, 2009, respectively.

        Through December 31, 2009, the Company maintained an employee retirement savings plan for the benefit of eligible employees. The plan permitted employees to contribute a percentage of their compensation up to limits prescribed by Internal Revenue Code Section 401(k). Contributions by the Company were discretionary, and none have been made.

        Effective with the close of business on December 31, 2009, the qualified non-contributory defined contribution pension plan and the employee retirement savings plan were terminated and the employee account balances from these plans were transferred into the AGC employee retirement plan ("AGC ERP"). Effective January 1, 2010, employees began receiving employer contributions on the employee's behalf into the AGC ERP based on a fixed percentage of the employee's compensation and became eligible to make employee contributions and to receive matching employer contributions based on a percentage of compensation up to limits prescribed by Internal Revenue Code Section 401(K). Contributions amounted to $4.0 million for the year ended December 31, 2010.

        Effective with the close of business on December 31, 2009, contributions were no longer be made into the non-qualified non-contributory defined contribution pension plan sponsored by AGM prior to the AGMH Acquisition. Effective January 1, 2010, employees began receiving employer contributions on the employee's behalf into the AGC supplemental executive retirement plan ("AGC SERP") based on a fixed percentage of the employees compensation and became eligible to make employee contributions and to receive matching employer contributions based on a percentage of compensation.

Equity Participation Plans

        In 2004, the Company adopted the 2004 Equity Participation Plan (the "2004 Equity Plan"), which provides for performance share units comprised 90% of performance shares (which provide for payment based upon AGMH's consolidated performance over two specified three-year performance cycles as described above) and 10% of shares of Dexia restricted stock. Performance shares have generally been awarded on the basis of two sequential three-year performance cycles, with one third of each award allocated to the first cycle, which commences on the date of grant, and two thirds of each award allocated to the second cycle, which commences one year after the date of grant. The Company recognizes expense ratably over the course of each three-year performance cycle. As of December 31, 2010 and December 31, 2009, the liability related to performance shares was zero due primarily to the effects of the decline in the U.S. RMBS market on the Company's operating income and adjusted book value. During the second half of 2009, an expense was recognized for employees who were terminated as a result of the acquisition of AGMH. For those employees who were terminated as a result of the change in control, all outstanding shares vest and any value is paid six months after termination.

        The Dexia restricted stock component is a fixed plan, where the Company purchases Dexia shares and establishes a prepaid expense for the amount paid, which is amortized over 2.5-year and 3.5-year

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

17. Employee Benefit Plans (Continued)

vesting periods. In 2008, FSA purchased shares that economically defeased its liability for $3.8 million. In 2009 and 2010, no shares were purchased under the plan. These amounts were amortized to expense over the employees' vesting periods until June 30, 2009. On July 1, 2009, the remaining balance of $4.7 million (pre-tax) was expensed as part of acquisition accounting. For the six month period ended June 30, 2009, the after-tax amount amortized into income was $0.8 million.

        Performance shares granted under 2004 Equity Plan are as follows:

Performance Shares

	Outstanding at Beginning of Year	Granted During the Year	Vested During the Year	Forfeited During the Year	Outstanding at End of Year	Price per Share at Grant Date	Paid During the Year
							(dollars in millions)
2009	977,413	—	276,842	198,611	501,960	N/A	$—
2010	501,960	—	289,388	41,711	170,861	N/A	4.1

        At December 31, 2010, 106,245 outstanding performance shares were fully vested with a value of $0.

        At December 31, 2009, 197,498 outstanding performance shares were fully vested with a value of $0 and an additional 91,890 shares were fully vested as a result of accelerated vesting due to employee terminations as a result of the change in control with a value of $4.1 million.

        During the second half of 2009, an after-tax expense of $3.5 million was recorded for shares which vested due to employee terminations as a result of the change in control.

        Awards of Dexia restricted stock remain restricted for an additional six months after the end of each vesting period. Shares of Dexia restricted stock purchased under the 2004 Equity Plan are as follows:

Dexia Restricted Stock Shares

	Outstanding at Beginning of Year	Purchased During the Year	Vested During the Year	Forfeited During the Year	Outstanding at End of Year	Price per Share at Purchase Date
2009	439,380	—	260,199	29,692	149,489	$	N/A
2010	149,489	—	81,671	13,326	54,492		N/A

18. Financial Products Segment Derivative

        Derivative contracts were used to manage interest rate and foreign currency risks associated with the FP Segment Investment Portfolio and FP segment debt. The derivatives were recorded at fair value and generally include interest rate and currency swap agreements, which are primarily utilized to convert the Company's fixed rate securities in the FP Segment Investment Portfolio and FP segment debt into U.S.-dollar floating rate assets and liabilities. Cash collateral received from derivative

Assured Guaranty Municipal Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010 and 2009

18. Financial Products Segment Derivative (Continued)

counterparties is netted with derivative receivables from the same counterparties when the right of offset exists under master netting agreements.

        The gains and losses relating to derivatives not designated as fair-value hedges are included in "net realized and unrealized gains (losses) on derivative instruments" in the consolidated statements of operations and comprehensive income. The gains and losses related to derivatives designated as fair-value hedges are included in either "net interest income from financial products segment" or "net interest expense from financial products segment," as appropriate, along with the offsetting change in the fair value of the risk being hedged. Hedge accounting is applied to fair value hedges provided certain criteria are met. All cash flows from derivative instruments are classified as "net derivative payments in financial products segment" on the statement of cash flows, regardless of their designation as fair-value hedges.

        The Company entered into derivative contracts to manage interest rate and foreign currency exposure in its FP segment debt and FP Segment Investment Portfolio.

        As a result of market interest rate fluctuations, fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or losses on the derivative instruments that are linked to the fixed-rate assets and liabilities being hedged were expected to substantially offset this unrealized appreciation or depreciation relating to the risk being hedged.

        The Company used foreign currency contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities. Gains or losses on the derivative instruments that are linked to the foreign currency denominated assets or liabilities being hedged were expected to substantially offset this variability.

19. Subsequent Event

        On April 14, 2011, AGL and its affiliates reached a comprehensive settlement with Bank of America Corporation and its subsidiaries (collectively, "Bank of America"), including Countrywide Financial Corporation and its subsidiaries (collectively, "Countrywide"), regarding their liabilities with respect to certain RMBS, including claims relating to reimbursement for breaches of R&W and historical loan servicing issues. Of these RMBS transactions, 18 are insured by AGM.

        The settlement includes cash payments of which approximately $0.9 billion is allocated to the Company for losses ($0.7 billion net of cessions) on six second lien RMBS transactions, of which $0.7 billion was paid and allocated to the Company in April, 2011 ($0.5 billion net of cessions) and the balance will be paid in full by March 31, 2012.

        Bank of America and Countrywide have also agreed to a reinsurance arrangement that will reimburse AGL and its affiliates for 80% of all paid losses on 21 first lien RMBS transactions (12 of which are transactions insured by AGM) until aggregate collateral losses in all 21 of the covered transactions exceed $6.6 billion. Cumulative collateral losses on the 12 AGM-insured transactions were approximately $4.1 billion with no paid losses by the Company as of December 31, 2010. As of December 31, 2010, the Company's gross economic loss on these RMBS transactions, which assumes cumulative projected collateral losses of $4.1 billion, was $380.4 million.

        The settlement covers all Bank of America or Countrywide-sponsored securitizations, as well as certain other securitizations containing concentrations of Countrywide-originated loans, that AGM has insured on a primary basis.